Exhibit 10.7
AMENDED AND RESTATED LEASE AGREEMENT

Between

3D FIELDS, LLC

(Landlord)

and

3D SYSTEMS CORPORATION

(Tenant)

Dated February 25, 2021

Exhibit 10.7
TABLE OF CONTENTS

Exhibit 10.7

Exhibit 10.7

EXHIBITS
Exhibit A-1    The Original Land
Exhibit A-2    The Expansion Land
Exhibit A-3    The Waterford I Land
Exhibit B     Waterford I Additional Improvements
Exhibit C-1    Preliminary Waterford II Building Plans
Exhibit C-2    Final Waterford II Plans
Exhibit D    Development Budget
Exhibit E    Form of Tenant Acknowledgement Letter
Exhibit F    Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G    Form of Tenant Estoppel
Exhibit H    Tenant Incentives (Fee In Lieu of Tax and Incentive Agreement)

Exhibit 10.7
LEASE AGREEMENT
THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made as of February 25, 2021 (the “Effective Date”), by and between 3D FIELDS, LLC, a South Carolina limited liability company (“Landlord”), and 3D SYSTEMS CORPORATION, a Delaware corporation (“Tenant”).
RECITALS:
A.Tenant and Landlord, as successor-in-interest to Lex Rock Hill L.P., as successor-in-interest to KDC-Carolina Investments 3, LP, are parties to that certain Lease Agreement dated February 8, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated August 7, 2006 and effective June 15, 2006 (the “First Amendment”), Second Amendment to Lease Agreement dated October 6, 2006 (the “Second Amendment”), Third Amendment to Lease Agreement dated December 18, 2006 (the “Third Amendment”), Fourth Amendment to Lease Agreement dated February 26, 2007 (the “Fourth Amendment”), and Fifth Amendment to Lease Agreement dated March 17, 2011 (the “Fifth Amendment”).
B.Pursuant to the Original Lease, Landlord leased to Tenant that certain tract or parcel of land (the “Original Land”) located in the Waterford Business Park in the City of Rock Hill, York County, South Carolina, more particularly described on Exhibit A-1 hereto, and Landlord developed, constructed and leased to Tenant the building thereon (the “Waterford I Building”) containing approximately 80,028 rentable square feet (the “Waterford I Square Footage”), the interior tenant improvements within the Waterford I Building (the “Waterford I Tenant Improvements”), and other improvements (the Waterford I Building, the Waterford I Tenant Improvements and all other improvements are sometimes referred to collectively as the “Waterford I Improvements,” and the Waterford I Improvements together with the Waterford I Land (defined below) are collectively referred to herein as the “Waterford I Premises”).
C.Pursuant to a purchase option set forth in Section 36 of the Original Lease, on or about March 18, 2011, Tenant purchased from Landlord that certain real property described on Exhibit A-2 attached hereto (the “Expansion Land”). At such time, Landlord and Tenant entered into the Fifth Amendment, pursuant to which the Original Land description was revised to reflect the removal of the Expansion Land and was replaced with the metes and bounds description attached as Exhibit A-3 hereto (the “Waterford I Land”).
D.Landlord and Tenant have entered into that certain Purchase and Sale Agreement dated February 25, 2021 (the “Purchase Agreement”), pursuant to which Landlord has agreed to purchase the Expansion Land back from Tenant simultaneously with the execution of this Lease and then to lease the Expansion Land to Tenant in accordance with the terms of this Lease.
E.Tenant desires to make additional improvements to the Waterford I Premises, and Landlord has agreed to provide a tenant improvement allowance and to advance additional funds for such improvements, all as described in this Lease.
F.Landlord desires to develop, fund, and lease, and Tenant desires to construct, a shell building containing between 80,000 and 100,000 rentable square feet with approximately

Exhibit 10.7
30 foot high ceilings, potential for approximately 25,000-30,000 rentable square feet of mezzanine space, an enclosed pedway connecting the new building to the existing Waterford I Building, and site improvements, including, but not limited to, parking spaces, driveways, sidewalks, landscaping, and all other related site and infrastructure work (the “Waterford II Building”), interior tenant improvements within the Waterford II Building (the “Waterford II Tenant Improvements”) and other improvements (the Waterford II Building, the Waterford II Tenant Improvements and all other improvements are sometimes referred to collectively as the “Waterford II Improvements”), on the Expansion Land, all in accordance with the terms and subject to the conditions of this Lease (the Expansion Land and the Waterford II Improvements are collectively referred to herein as the “Waterford II Premises”).
G.The interior tenant improvements within a building are referred to herein as “Tenant Improvements.” After Substantial Completion of the Waterford II Building, the Waterford I Building and the Waterford II Building shall collectively be referred to herein as the “Buildings.” The Waterford I Improvements and the Waterford II Improvements are collectively referred to herein as the “Improvements.” The Waterford I Premises and the Waterford II Premises are collectively referred to herein as the “Premises.” The Waterford I Land and the Expansion Land are collectively referred to as the “Land.”
H.Tenant desires to lease the Premises on the terms and conditions hereinafter provided. This Lease shall amend and restate the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment. In the event of any inconsistency between this Lease and the foregoing, the provisions of this Lease shall prevail.
Landlord and Tenant (sometimes referred to jointly as the “parties” or individually as a “party”) agree as follows:
Section 1.Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Waterford I Premises and, upon the Waterford II Commencement Date (as herein defined), the Waterford II Premises.
Section 2.Waterford I Improvements
(a)Landlord agrees to provide Tenant with a tenant improvement allowance for certain improvements to the Waterford I Premises, not to exceed $500,000 (the “Waterford I TI Allowance”) as more particularly described on Exhibit B attached hereto.
(b)In addition to the Waterford I TI Allowance, Landlord agrees to provide Tenant up to $2,000,000 (the “Waterford I Additional Improvement Funds”) for use by Tenant to make additional improvements to the Waterford I Premises, all to be approved in advance by Landlord (the “Waterford I Additional Improvements”) as more particularly described on Exhibit B attached hereto.

Exhibit 10.7
Section 3.Waterford II Improvements
(a)Tenant desires to develop and construct, and Landlord desires to fund and lease, the Waterford II Improvements on the Expansion Land. The Waterford II Improvements are comprised of two parts: (i) the Waterford II Building; and (ii) the Waterford II Tenant Improvements within the Waterford II Building.
(b)Landlord has agreed to advance funds in the aggregate maximum amount of thirteen million dollars ($13,000,000.00) to fund the purchase, development, and construction of the Waterford II Premises in accordance with the terms hereof and all Legal Requirements (as hereinafter defined). All advances shall be deemed part of the Total Project Cost (as hereinafter defined) and such funds shall be available to Tenant through October 31, 2022.
(c)Tenant shall hire Oak Engineering (“Engineer”) to evaluate the Expansion Land and determine the feasibility of constructing the Waterford II Improvements on the Expansion Land. Tenant shall enter into a contract with Engineer, and a true and complete copy of such contract (and all subsequent amendments thereto) shall be delivered by Tenant to Landlord promptly following the execution thereof. Tenant shall assign to Landlord, or provide that Landlord is a third-party beneficiary of, Tenant’s rights under such contract. Following Engineer’s evaluation of the Expansion Land, which shall include, but not be limited to, an analysis of topography, soil borings and testing, environmental issues, zoning, and preparation of an ALTA survey, Engineer shall prepare a concept site plan with projected specifications for the Waterford II Building (the “Preliminary Waterford II Site Plan”) and a Basis of Design (“BOD”), which shall be used to procure bids from qualified design build contractors for the Waterford II Building. Landlord and Tenant hereby acknowledge and agree that the Waterford II Building shall contain a minimum of 80,000 rentable square feet. Engineer’s Preliminary Waterford II Site Plan and BOD shall collectively be referred to herein as the “Preliminary Waterford II Building Plans.” Tenant shall deliver the Preliminary Waterford II Building Plans to Landlord for Landlord’s review and written approval as soon as reasonably practicable. Landlord shall have seven (7) business days following receipt of such Preliminary Waterford II Building Plans to approve or reject the Preliminary Waterford II Building Plans. Landlord’s failure to approve the Preliminary Waterford II Building Plans within such seven (7) business day period shall be deemed to be an approval thereof by Landlord. If Landlord rejects the Preliminary Waterford II Building Plans (in whole or in part), Landlord shall specify in sufficient detail the reason(s) for Landlord’s rejection (or partial rejection, as applicable). If Landlord responds to such Preliminary Waterford II Building Plans, then such portion thereof not rejected by Landlord shall be deemed to be approved. In the event Tenant thereafter modifies or objects to any portion of the Preliminary Waterford II Building Plans previously approved by Landlord, Tenant shall revise the proposed Preliminary Waterford II Building Plans, and resubmit such plans for Landlord’s written approval,

Exhibit 10.7
provided that Landlord shall only have five (5) business days to review and approve any revised Preliminary Waterford II Building Plans, and should Landlord fail to respond within such five (5) business day period, such revised Preliminary Waterford II Building Plans shall be deemed approved. Landlord and Tenant intend to work collaboratively to develop final plans and specifications for the Waterford II Building in accordance with the provisions of this Section 3. The parties acknowledge that certain milestones must be met in the plan development process to achieve Tenant’s desired date for Substantial Completion (as hereinafter defined). The time frames set forth in this Section are intended to facilitate the parties’ progress towards such date.
(d)Following mutual written approval of the Preliminary Waterford II Building Plans, Landlord and Tenant shall amend this Lease to attach the Preliminary Waterford II Building Plans as Exhibit C-1 to this Lease. Tenant shall use the Preliminary Waterford II Building Plans to conduct a bidding process to hire a qualified design build contractor to construct the Waterford II Building, all as more fully described in Section 4 below. Such design build contractor shall also be responsible for constructing and installing the Waterford II Tenant Improvements.
(e)Tenant shall work collaboratively with its design build contractor to engage a project architect (the “Project Architect”) to prepare final Waterford II building plans (“Final Waterford II Building Plans”) and plans and specification for the Waterford II Tenant Improvements (the “Waterford II Tenant Improvement Plans”). Collectively, the Final Waterford II Building Plans and the Waterford II Tenant Improvement Plans shall be referred to herein as the “Final Waterford II Plans.” Tenant shall submit each component of the Final Waterford II Plans to Landlord for Landlord’s written approval as soon as reasonably practicable. Landlord shall have seven (7) business days following receipt of the Final Waterford II Plans (or any part thereof) to approve or reject such proposed Final Waterford II Plans. Landlord’s failure to approve the proposed Final Waterford II Plans (or any part thereof) within such seven (7) business day period shall be deemed to be an approval thereof by Landlord. If Landlord rejects the proposed Final Waterford II Plans (in whole or in part), Landlord shall specify in sufficient detail the reason(s) for Landlord’s rejection (or partial rejection, as applicable). If Landlord responds to such Final Waterford II Plans (or any part thereof), then such portion thereof not rejected by Landlord shall be deemed to be approved. In the event Tenant thereafter modifies or objects to any portion of the Final Waterford II Plans previously approved by Landlord, Tenant shall revise such portion of the Final Waterford II Plans, and resubmit such plans for Landlord’s written approval, provided that Landlord shall only have five (5) business days to review and approve any revised portion of the Final Waterford II Plans, and should Landlord fail to respond within such five (5) business day period, such revised portion of the Final Waterford II Plans shall be deemed approved. Upon mutual written approval of the entire Final Waterford II Plans, Landlord and Tenant shall

Exhibit 10.7
amend this Lease to attach the Final Waterford II Plans as Exhibit C-2 to this Lease.
(f)Only the signature or initials of an authorized representative of Landlord referenced in Section 4(b) and an authorized representative of Tenant referenced in Section 4(b) will evidence approval of the Final Waterford II Plans. Landlord may appoint a representative (if not an authorized representative of Landlord referenced in Section 4(b)) to review the Final Waterford II Plans that Tenant proposes for adoption so as not to unreasonably delay the completion of the Waterford II Improvements. Landlord’s review and approval of the Final Waterford II Plans, shop drawings, samples or other construction related items will create no responsibility or liability whatsoever on Landlord’s part for their completeness, sufficiency for their intended purpose, or degree of compliance with Legal Requirements (hereinafter defined).
(g)Notwithstanding the fact that Tenant shall construct the Waterford II Improvements, Landlord and Tenant hereby acknowledge and agree that Landlord shall own the Expansion Land and all Waterford II Improvements.
Section 4.Construction of Waterford II Improvements
(a)Landlord and Tenant shall submit the Preliminary Waterford II Building Plans to three or four qualified design build contractors for bids. The design build contractor for the Waterford II Building shall be mutually agreed to by Landlord and Tenant in their respective reasonable discretion. Such design build contractor shall also be responsible for constructing all Waterford II Tenant Improvements. Upon agreeing to a design build contractor, Tenant shall enter into a construction contract with the selected design build contractor for all Waterford II Improvements using an applicable AIA form, which contract shall be subject to the prior written approval of Landlord. A true and complete copy of such construction contract (and all subsequent amendments thereto) shall be delivered by Tenant to Landlord promptly following the execution thereof. Tenant shall assign to Landlord, or provide that Landlord is a third-party beneficiary of, Tenant’s rights under the design build contractor agreement and agreements with all design professionals (including any architects, engineers, designers, or otherwise). Thereafter, Tenant shall cause the selected design build contractor to complete construction and equipping of the Waterford II Improvements, free of mechanic’s liens or other liens, and provided Landlord advances funds in accordance with the terms of this Lease, Tenant shall defend, indemnify and hold Landlord harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees and costs, resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Waterford II Improvements, (B) the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts

Exhibit 10.7
allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.
(b)Landlord appoints Steven Fields and Kim B. Fields as its representatives and Tenant appoints Allen Latty, Senior Vice President, People and Culture as its representatives to act on its behalf in dealings with the other party, and both parties appoint ______________________ to act on their joint behalf as project manager in matters relating to the construction of the Waterford II Improvements. Landlord and Tenant each may replace its representative(s) with other representative(s) at its discretion; and Landlord and Tenant shall advise the other party of such substitution.
(c)Tenant shall cause its design build contractor to construct, and Landlord shall fund, the Waterford II Improvements in substantial accordance with the Final Waterford II Plans, the Development Budget (as specified in Exhibit D attached to this Lease), and all Legal Requirements. In no event shall Landlord be responsible for Total Project Costs (as defined below) in excess of thirteen million dollars ($13,000,000.00) for the Waterford II Premises, and Tenant shall pay any and all such excess costs.
(d)Tenant shall cause its design build contractor to commence construction of the Waterford II Improvements as soon as practicable after receipt of appropriate permits from applicable governmental authorities. The commencement of site grading or site excavation will constitute the commencement of construction for purposes of the foregoing requirement. Tenant shall cause its design build contractor to diligently proceed with the construction of the Waterford II Improvements and shall use commercially reasonable efforts to cause its design build contractor to Substantially Complete (as below defined) the Waterford II Improvements on or before January 15, 2022. “Substantial Completion” or “Substantially Complete” shall mean that (i) the Waterford II Improvements are substantially completed in accordance with the Final Waterford II Plans, except for minor details of construction, decoration or mechanical adjustments which do not materially interfere with Tenant’s access to or use of the Waterford II Improvements and (ii) a temporary or conditional certificate of occupancy or its equivalent permitting full use and occupancy of the Waterford II Building has been obtained. Notwithstanding anything in this Lease to the contrary, a certificate of occupancy from the applicable governmental authority and a certificate from the Project Architect that the Waterford II Improvements have been completed in substantial compliance with the Final Waterford II Plans shall confirm that Substantial Completion of the Waterford II Improvements has occurred, absent manifest error. The date Substantial Completion occurs shall be referred to as the “Substantial Completion Date.”
(e)Landlord and Tenant shall conduct a joint inspection of the Waterford II Premises within three (3) business days following the Substantial Completion Date and identify in writing all punch list items (“Punch List Items”). Tenant shall use commercially reasonable efforts to cause all

Exhibit 10.7
Punch List Items to be addressed and completed within sixty (60) days after the establishment of the list of such Punch List Items or within such longer period of time following the delivery of such punch list as may be reasonably required to accomplish completion of such item(s) if Tenant promptly commences completion of such Punch List Items and diligently pursues completion thereof.
(f)Tenant shall cause the design build contractor to make the Waterford II Building available for entry by Tenant and Tenant’s employees and contractors at least 30 days prior to the Waterford II Rent Commencement Date (as defined below) for the purpose of installing Tenant’s machinery and equipment. Tenant shall ensure that its employees and contractors do not interfere with the completion of the construction of the Waterford II Improvements. Tenant shall indemnify, defend, and hold Landlord harmless from and against any damage or delay caused by Tenant’s early entry. Entry by Tenant’s employees and contractors for this limited purpose will not constitute Tenant’s acceptance of the Waterford II Improvements or give rise to any obligation to pay Waterford II Base Rent.
(g)Intentionally Deleted.
(h)Tenant’s design build contractor shall incorporate only new materials and equipment into the construction of the Waterford II Improvements. Tenant shall cause its design build contractor to warrant all Waterford II Improvements including, without limitation, the foundations, slab, structural frame, roof, exterior walls of the Waterford II Building, and any site improvements, landscaping or other elements of the Waterford II Improvements against defective design, workmanship, and materials, latent or otherwise, for a period of one year from the date of Substantial Completion (the “Warranty Period”). Tenant shall use commercially reasonable efforts to cause its design build contractor to repair or replace at such design build contractor’s sole cost and expense any defective item of Waterford II Improvements occasioned by defective design, workmanship, or materials that Landlord or Tenant discovers during the Warranty Period. Upon the expiration of the Warranty Period, Tenant shall cause all remaining material and labor warranties for the design build contractor, the roof on the Waterford II Building, the window glazing, and all mechanical or other systems, including HVAC, electric, plumbing and sewer systems, to be assigned to Landlord. In addition, Tenant shall deliver to Landlord all other remaining assignable guaranties and warranties received by Tenant in connection with the construction of the Waterford II Improvements and, thereafter, Tenant shall perform (or cause the performance of) for the benefit of Landlord, at Landlord’s expense, any continuing, non-assignable guaranties and warranties. Notwithstanding the foregoing, Tenant has no obligation to assign any warranty or guaranty to Landlord if Tenant is obligated to maintain an item covered by the warranty or guaranty pursuant to Section 10 of this Lease. From and after the expiration of the Warranty Period, Tenant shall cooperate with Landlord in Landlord’s enforcement, at Landlord’s sole

Exhibit 10.7
cost and expense, of any express warranties or guaranties of workmanship or materials for the Waterford II Improvements given by subcontractors, architects, draftsmen, or materialmen that guarantee or warrant against defective design, workmanship, or materials for a period of time in excess of the Warranty Period, provided that the foregoing shall be at Tenant’s sole cost and expense if Tenant is obligated to maintain such item pursuant to Section 10 of this Lease. The obligations Tenant undertakes under the terms of this subsection are in addition to the maintenance and repair obligations that Tenant undertakes under other terms of this Lease.
(i)Tenant shall afford Landlord access to the Waterford II Improvements at any reasonable time during normal business hours upon reasonable notice during construction for the purposes of inspecting the Waterford II Improvements.
(j)Following Substantial Completion, the Project Architect shall measure the rentable area of the Waterford II Building (the “Waterford II Building Square Footage”), which measurement shall be final and binding upon the parties. Tenant shall provide Landlord with as-built drawings of the Waterford II Building and other Waterford II Improvements within 90 days after the date of Substantial Completion as well as all instructions and operator’s manuals pertaining to any building systems (excluding Tenant’s trade fixtures installed by Tenant, Tenant’s design build contractor, or any other contractor, subcontractor, employee, or agent) within the Waterford II Building within 10 business days after the date of Substantial Completion.
(k)Landlord reserves the right to grant easements and other development related encumbrances covering the Land as reasonably determined necessary or desirable by Landlord with Tenant’s consent (not to be unreasonably withheld or delayed) in connection with the development of the Waterford II Improvements. Landlord also reserves the right to place non-monetary encumbrances on the portion of the Land owned by Landlord at other times; provided, however, in no event shall Landlord, without the prior consent of Tenant, place any encumbrance on the Land that would unreasonably affect or otherwise adversely impact Tenant’s occupancy and/or use of the Premises.
(l)Throughout the period between the date on which Tenant’s design build contractor commences construction of the Waterford II Improvements and the Substantial Completion Date, Landlord shall, at Tenant’s sole cost and expense, maintain in force with respect to the Waterford II Improvements an all-risk builder’s risk insurance policy on a completed value basis in an amount equal to the full replacement cost of the Waterford II Improvements, which policy shall name Tenant and Tenant’s design build contractor as additional insureds. The premium for such policy shall be paid directly by Landlord and included in the Total Project Cost (as defined in Section 6 of this Lease). In the event of a casualty, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the

Exhibit 10.7
deductible, which payment shall be deemed Additional Rent hereunder and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor. Tenant and its design build contractor shall each maintain general liability insurance (in form and amounts reasonably satisfactory to Landlord) naming Landlord (and its lender, if applicable) as additional insured(s) on additional insured endorsement GC 2010-1185 (or its equivalent). In addition, Tenant shall cause Tenant’s design build contractor to maintain workers’ compensation insurance required by applicable law and shall promptly provide to Landlord reasonable documentary evidence of such insurance coverage(s). Each party shall deliver certificates of insurance to the other evidencing such policies, and such policies shall provide that no cancellation, surrender or material change will become effective unless each additional insured receives written notice at least 30 days in advance of the time at which such cancellation, surrender or material change becomes effective. All insurance required to be maintained pursuant to this Section must be maintained with insurers authorized to do business in the State of South Carolina and having an A.M. Best Rating of A- and VIII or higher. Prior to commencing any work, each named insured shall deliver to the additional insured(s) such certificates as may be reasonably required to establish that the insurance coverage required by this Section is in effect from time to time, and that the insurer(s) have agreed to give the other party at least 30 days’ notice prior to any cancellation of, or material modification to, the required coverage.
Section 5.Term of Lease
(a)The initial term (“Initial Term”) for the Waterford I Premises commenced November 22, 2006 (the “Waterford I Commencement Date”) and is set to expire August 31, 2021. Landlord and Tenant hereby acknowledge and agree that (i) the Initial Term for the Waterford I Premises shall be extended to 11:59 p.m. (Rock Hill, South Carolina local time) August 31, 2036; (ii) the commencement date for the Waterford II Premises (the “Waterford II Commencement Date”) shall be the Substantial Completion Date; and (iii) the Initial Term for both the Waterford I Premises and the Waterford II Premises shall expire simultaneously at 11:59 p.m. (Rock Hill, South Carolina local time) August 31, 2036 (the “Expiration Date”).
(b)Tenant has the right to renew the term of this Lease, as set forth in Section 7 below, and the Initial Term and any Renewal Terms with respect to which Tenant exercises that option in accordance with Section 7 are collectively called the “Term” in this Lease.
(c)Within 30 days after the Substantial Completion Date, the parties will execute an “Acknowledgment Letter” substantially in the form of Exhibit E attached hereto.

Exhibit 10.7
(d)Tenant shall have the right to terminate this Lease as of August 31, 2031 (the “Early Termination Date”) with respect to either the Waterford I Premises or the Waterford II Premises, or both, by providing written notice of termination to Landlord no later than August 31, 2030 and upon giving such notice, Tenant shall pay to Landlord an early termination fee as follows:
Waterford I Premises - $350,000
Waterford II Premises - $700,000
Waterford I Premises and Waterford II Premises - $1,050,000
Section 6.Base Rent and Additional Rent
(a)Waterford I Base Rent: Tenant shall pay to Landlord base annual rent for the Waterford I Premises (“Waterford I Base Rent”) in monthly installments in advance, as follows:

Waterford I	Waterford I
Lease Period		Annual Base Rent	Monthly Base Ren
Effective Date	August 31, 2021	$ 709,305.36	$ 59,108.7
September 1, 2021	August 31, 2022	$ 840,294.00	$ 70,024.5
September 1, 2022	August 31, 2023	$ 852,898.41	$ 71,074.8
September 1, 2023	August 31, 2024	$ 865,691.89	$ 72,140.9
September 1, 2024	August 31, 2025	$ 878,677.26	$ 73,223.1
September 1, 2025	August 31, 2026	$ 891,857.42	$ 74,321.4
September 1, 2026	August 31, 2027	$ 905,235.28	$ 75,436.2
September 1, 2027	August 31, 2028	$ 918,813.81	$ 76,567.8
September 1, 2028	August 31, 2029	$ 932,596.02	$ 77,716.3
September 1, 2029	August 31, 2030	$ 946,584.96	$ 78,882.0
September 1, 2030	August 31, 2031	$ 960,783.74	$ 80,065.3
September 1, 2031	August 31, 2032	$ 975,195.49	$ 81,266.2
September 1, 2032	August 31, 2033	$ 989,823.42	$ 82,485.2
September 1, 2033	August 31, 2034	$ 1,004,670.78	$ 83,722.5
September 1, 2034	August 31, 2035	$ 1,019,740.84	$ 84,978.4
September 1, 2035	August 31, 2036	$ 1,035,036.95	$ 86,253.0

(b)Waterford I Additional Rent: Tenant shall pay to Landlord Additional Rent based on the Final Waterford I AIF Amount described in Exhibit B hereto (the “Waterford I AIF Additional Rent”) calculated as follows: the annual amount of the Waterford I AIF Additional Rent shall equal the sum of (i) 9.70% of the first $1,000,000 of the Final Waterford I AIF Amount, plus (ii) 10.50% of the Final Waterford I AIF Amount in excess of $1,000,000. The Waterford I AIF Additional Rent shall be paid in monthly installments, together with the Waterford I Base Rent, beginning July 1, 2022 and continuing through the expiration of the Term, including any Renewal Terms.

Exhibit 10.7
(c)Waterford II Base Rent: Tenant shall pay to Landlord base annual rent (“Waterford II Base Rent”) for the Waterford II Premises in monthly installments in advance beginning on the Waterford II Commencement Date (the “Waterford II Rent Commencement Date”). For purposes of clarity, the Substantial Completion Date, the Waterford II Commencement Date, and the Waterford II Rent Commencement Date shall all be the same date. Upon completion of the Waterford II Improvements, Landlord shall calculate the Total Project Cost as follows:
“Total Project Cost” shall refer to all advances by Landlord to Tenant to acquire, develop and construct the Waterford II Premises, including, but not limited to, land acquisition costs, site work, all hard and soft construction costs (excluding Landlord’s time, travel and financing costs), costs to connect the Waterford II Premises with the Waterford I Premises (including a potential enclosed pedway between the Buildings), all leasing and brokerage commissions, carry costs, utility costs, real estate taxes, insurance costs, legal fees and costs, closing costs, and any other costs whatsoever, plus interest accruals on all Landlord advances at the rate of eight percent (8%) per annum from the date of each such advance through the Waterford II Rent Commencement Date.
The Waterford II Base Rent shall be based on the final Total Project Cost and shall be equal to the sum of the following (or part thereof):

In the event that the Total Project Cost is not final and determinable as of the Substantial Completion Date, Landlord shall calculate the Total Project Cost and the Waterford II Base Rent based upon the known Total Project Cost as of the Substantial Completion Date and a reasonable estimate of any additional costs expected to be incurred, and Tenant shall timely pay such Waterford II Base Rent as required herein; provided, however, that the Total Project Cost and the Waterford II Base Rent (both past and future payments) may be adjusted thereafter (if appropriate) following the final determination of the Total Project Cost, which determination shall be made no later than ninety (90) days after Substantial Completion.
Beginning with the first calendar month following the date which is twelve (12) months after the Waterford II Rent Commencement Date and continuing each year thereafter, the Waterford II Base Rent shall increase

Exhibit 10.7
by one and one-half percent (1.50%) per annum over the Waterford II Base Rent payable during the preceding year.
Landlord and Tenant shall acknowledge and agree to the Waterford II Base Rent in the Acknowledgement Letter attached hereto as Exhibit E once the Waterford II Rent Commencement Date is determined, the Total Project Cost is finalized, and the Waterford II Base Rent is computed.
(d)If the Waterford II Rent Commencement Date occurs on a day other than the first day of a calendar month, then the Waterford II Base Rent for the month in which the Waterford II Rent Commencement Date occurs will be equal to the monthly installment amount specified above multiplied by a fraction, the numerator of which is the number of days remaining in the period commencing with the Waterford II Rent Commencement Date and ending on the last day of that month, and the denominator of which is the total number of days in that month. Subsequent installments of Waterford II Base Rent following the Waterford II Rent Commencement Date shall be due and payable by Tenant in advance on the first day of each calendar month during the Term.
(e)If a termination of this Lease occurs prior to the Expiration Date for reasons other than Tenant’s default (including but not limited to a termination by Tenant pursuant to Section 19 hereof) and if the effective date of termination is other than the last day of a calendar month, the parties will prorate the Rent (as hereinafter defined) payable with respect to the calendar month in which the effective date of termination occurs based on the number of days in that month, and Landlord shall promptly refund to Tenant, without demand, setoff or deduction, any previously paid Rent attributable to any period of time following the termination date.
(f)Tenant shall promptly pay when due to the applicable taxing authority any fee-in-lieu of taxes and all taxes, assessments (including any added or special assessments), water and sewer rents, rates and charges, transit taxes, charges for public utilities, excises, levies, vaults and all other licenses and permit fees and other governmental charges, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever (including without limitation all penalties and interest thereon by reason of Tenant’s failure to pay Impositions (as defined herein) unless Landlord has not directed the taxing authority to deliver tax statements directly to Tenant such that the failure to timely pay any such Imposition results solely from the failure by Landlord to deliver the statement regarding any such Imposition(s) to Tenant at least 15 business days prior to the same becoming due and payable, in which event Landlord shall be responsible for any such penalties and interest) which at any time prior to or during the Term may be assessed, levied, confirmed, imposed upon or grow or become due and payable out of or in respect of or become a lien on (i) the Premises or any part thereof or any appurtenance thereto, (ii) any Rent reserved or payable hereunder or any other sums payable by Tenant hereunder, (iii) this Lease or the leasehold estate hereby created or the operation, possession, occupancy or use of the

Exhibit 10.7
Premises, (iv) any document to which Tenant is a party creating or transferring an interest or estate in the Premises (all of which are hereinafter called “Impositions”). Notwithstanding the aforementioned, so long as this Lease is in full force and effect and Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of any of Tenant’s obligation hereunder, Tenant shall get the benefit of any and all tax incentives, deductions and/or reductions applicable to the Premises and Landlord and Tenant’s improvement thereof, including, without limitation, any incentives from any Fee in Lieu of Property Taxes (“FILOT”) program. Otherwise, all benefits shall accrue to Landlord.
(g)Landlord shall file a request with all taxing authorities that issue tax bills or tax statements for Impositions on the Premises to deliver the tax bills or tax statements directly to Tenant. Promptly following request from the Landlord, Tenant shall promptly deliver to Landlord copies of all tax bills and tax statements Tenant receives directly from the taxing authorities. Tenant shall pay all such tax bills or tax statements prior to delinquency. At least 15 business days prior to the date each such tax bill or tax statement would become delinquent, Tenant, upon request by Landlord, shall deliver to Landlord a copy of a paid receipt that the taxing authority issues or a Certificate of No Tax Due issued by a reputable title insurance company, at Tenant’s expense, demonstrating the payment of that Imposition. If Tenant does not timely provide proof of the payment of any Imposition as required in the prior sentence within 5 business days following request therefor by Landlord, Landlord may pay the Imposition and bill Tenant therefor. Except as otherwise set forth in Section 6(f) above, Tenant will be responsible for any interest or penalties that accrue with respect to all Impositions not timely paid by Tenant under this Section 6(g).
(h)The foregoing will not require Tenant to pay any municipal, state or federal income, net profit, excess profits or similar taxes assessed against Landlord or any of its partners, members or holders of its equity securities, or any municipal, state or federal capital levy, estate, succession, inheritance, transfer or similar taxes of Landlord or any of its partners, members or holders of its equity securities, or corporation or other franchise taxes imposed upon the owner of the fee of the Premises. Moreover, with respect to Impositions that may lawfully be paid in installments over a period of years, with or without interest, the foregoing will not require Tenant to pay any portion of those installments or interest that become due to the taxing authority after the Expiration Date, as extended. With respect to the Impositions levied in respect of any period of time within which the Expiration Date occurs, Tenant shall only be obligated to pay a proportionate part of those Impositions, which part will bear the same ratio to the total amount of those Impositions as the number of days in the period between the beginning of that period of time and the Expiration Date bears to the total number of days in that period of time.

Exhibit 10.7
(i)Notwithstanding anything in this Section 6 to the contrary, Tenant may contest in good faith and at its expense the amount or validity of any Imposition that it is obligated to pay in accordance with the foregoing and is entitled to any refund paid as a result of that contest. Landlord shall join in any contest undertaken by Tenant in accordance with the foregoing at Tenant’s expense if the provisions of any law, rule or regulation at the time in effect require that the proceedings be brought by or in the name of Landlord. Notwithstanding anything in this Lease to the contrary, during any tax contest, Tenant agrees to comply with any jurisdictional requirements relating to payment before contest necessary to prevent a tax foreclosure.
(j)For purposes of this Lease, (i) Waterford I Base Rent and Waterford II Base Rent (together “Base Rent”), and (ii) Waterford I AIF Additional Rent and any other amounts due from Tenant to Landlord under this Lease (herein sometimes referred to as “Additional Rent”), are herein collectively referred to as the “Rent.” All Rent is due and payable without notice, demand, abatement, deduction, or setoff on the first day of each calendar month at the address specified in Section 38(j) or at such other address as Landlord may from time to time designate. Subject to any contrary instructions to which Tenant shall be subject pursuant to this Lease or any Exhibit hereto, at Landlord’s request Tenant shall pay Rent to an account designated by Landlord. Following the Effective Date, Tenant’s obligation to pay Base Rent and other amounts under this Lease, is independent of the performance by Landlord of its obligations under this Lease; provided, nothing in this sentence affects Tenant’s rights to set off under Section 26.
Section 7.Renewal of the Term
(a)Tenant may renew the Term for two successive 5-year renewal terms (“Renewal Terms”) so long as this Lease is in full force and effect and Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of any obligation it undertakes under the terms of this Lease both at the time that Tenant exercises such renewal option and at the time such Renewal Term commences. Tenant will exercise each renewal option, if at all, by delivering written notice (the “Option Notice”) to Landlord not less than 12 months prior to the Expiration Date of the current Term. The provisions of this Lease will govern the relationship between the parties during each Renewal Term, except that the Base Rent for each Renewal Term will be determined as provided below.
(b)The annual Base Rent payable during each Renewal Term will be equal to the product of 95% of the Fair Market Rent (as defined below and as determined in accordance with the procedures described in this Section 7(b)) as of the date Tenant exercises its option to renew the Term for the ensuing Renewal Term, multiplied by the sum of the Waterford I Building Square Footage and the Waterford II Building Square Footage. In the event that Tenant desires to renew the Lease solely with respect to one

Exhibit 10.7
Building, Tenant shall notify Landlord of such in the Option Notice, and the Fair Market Rent shall be based on the particular attributes and square footage of the Building Tenant desires to lease. Initially Landlord will determine the Fair Market Rent by using its good faith judgment. Landlord will use due diligence and commercially reasonable efforts to provide written notice of its determination in that regard within 15 days after the date Tenant sends the Option Notice, but in no event later than 30 days after that date. Tenant will have a period (the “Tenant Review Period”) of 30 days following the date Tenant receives Landlord’s notice regarding Landlord’s proposed Fair Market Rent within which to accept Landlord’s proposal or to provide Landlord with Tenant’s objections to Landlord’s proposal. If Tenant objects to Landlord’s initial proposal or fails to affirmatively accept that proposal in writing, the parties will use due diligence and commercially reasonable efforts to reach agreement with respect to the Fair Market Rent, but, if the parties fail to agree within 15 days after the expiration of the Tenant Review Period, determination of the Fair Market Rent will be made in accordance with the terms of Subsections 7(b)(i) through 7(b)(v) below. If Landlord fails to provide Tenant written notice of its initial proposal with respect to the Fair Market Rent within the 30-day period set forth above, Tenant may commence negotiations by providing the initial notice, in which event Landlord will have a period (the “Landlord Review Period”) of 30 days following the date of its receipt of Tenant’s proposed Fair Market Rent within which to accept Tenant’s proposal or to provide Tenant Landlord’s objections to Tenant’s proposal. If Landlord objects to Tenant’s initial proposal or fails to affirmatively accept that proposal in writing, the parties will use duly diligent and commercially reasonable efforts to reach agreement with respect to the Fair Market Rent, but, if the parties fail to agree within 15 days after the expiration of the Landlord Review Period, determination of the Fair Market Rent will be made in accordance with the terms of Subsections 7(b)(i) through 7(b)(v) below. If determination of the Fair Market Rent in accordance with the following procedures becomes necessary, each party will place in a separate sealed envelope its final proposal as to the Fair Market Rent that will apply during the ensuing Renewal Term.
(i)The parties will meet within five business days after the expiration of the Tenant Review Period or the Landlord Review Period, whichever is applicable, exchange the sealed envelopes and open those envelopes in the presence of each other. If the parties do not agree upon the Fair Market Rent within 30 days following the date on which the exchange and opening of the envelopes occur, Tenant may rescind its exercise of the option to renew the Term by the delivery of written notice to Landlord prior to the expiration of that 30-day period. If the parties do not agree upon the Fair Market Rent within that 30-day period and if Tenant fails to rescind its exercise of the option to renew the Term in accordance with the foregoing terms of this subsection (i), then the parties will jointly appoint a single arbitrator within the period that expires 40 days following the date on which the exchange and opening of the

Exhibit 10.7
envelopes occur. The arbitrator must be a real estate broker who, as his or her primary livelihood, has been active in the leasing of commercial properties in the Greater Charlotte, North Carolina area (including the Rock Hill, South Carolina area), during the 10-year period preceding the date of his or her appointment. Neither Tenant nor Landlord may select as an arbitrator any broker or firm to whom it has paid commissions or fees in the three-year period prior to the proposed engagement. Prior to the arbitrator’s appointment, neither party will reveal to prospective arbitrators under consideration by the parties its opinion or the opinion of the other party regarding the Fair Market Rent. The sole issue submitted to the arbitrator for determination will be which party’s final proposal regarding the Fair Market Rent is closest to the actual Fair Market Rent, as independently determined by the arbitrator.
(ii)Within 30 days after the date of his or her appointment, the arbitrator will give the parties written notice of its determination as to which of the parties’ final proposals regarding the Fair Market Rent will apply during the ensuing Renewal Term.
(iii)The decision of the arbitrator is final and binding on the parties.
(iv)If the parties fail to agree upon the appointment of an arbitrator within the time specified above, that appointment will be made by the Charlotte, North Carolina Office of the American Arbitration Association.
(v)The party whose proposal for Fair Market Rent is not selected shall bear the entire cost of the arbitrator.
(c)Fair Market Rent means the annual rental rate per square foot for new tenants for comparable buildings located in the Rock Hill, South Carolina area and that are comparable in size, design, and quality to the Buildings in comparable transactions involving a tenant whose creditworthiness is comparable to that of Tenant and whose other obligations under the lease would be comparable to those undertaken by Tenant in this Lease. In any evaluation of comparable transactions, the arbitrator will consider the annual rental rates per square foot, the use to which the tenant puts the leased premises, the extent of the tenant’s liability for the performance of the covenants set forth in the lease, abatement provisions reflecting free rent or no rent during the period of construction or subsequent to the commencement date as to the building in question, a tenant improvement allowance for redecorating, brokerage commissions, if any, that would be payable by the landlord, length of the lease term, size and location of premises being leased, building standard work letter or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for those comparable transactions. The intent is that Tenant will obtain the same rent and other economic benefits that a landlord would otherwise give in a comparable transaction and that Landlord will make

Exhibit 10.7
and receive the same economic payments and concessions that other landlords would otherwise make and receive in comparable transactions.
Section 8.Use
Tenant may use the Premises for any lawful use, except that Tenant shall not use or occupy the Premises, or any part thereof, nor permit or allow the Premises or any part thereof to be used or occupied, for (i) any purpose or in any manner which is in violation of the environmental provisions set forth in Section 21 or any other Legal Requirements (as defined below), or (ii) in any manner which will violate any certificate of occupancy for the Premises or make void or voidable any insurance then in force with respect thereto as is required pursuant to this Lease. It is intended that Tenant will use the Premises for general office purposes, research and development, light manufacturing, and storage, including storage related to Tenant’s tank farm, or other purposes consistent with the character of the Buildings and for lawful purposes related to Tenant’s business (the “Intended Use”) and in compliance with all federal, state, local and other laws, ordinances, principles of common law, regulations, codes and orders (collectively, “Legal Requirements”). Tenant shall not be required to continuously operate from the Premises.
Section 9.Alterations
(a)During the Term, Tenant shall not make any alterations, additions or improvements to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that Landlord’s prior written consent shall not be required for any Alterations: (i) that cost less than $250,000, including labor and materials, in the aggregate in any 12 month period; (ii) that are not structural exterior additions or alterations to the Premises; (iii) that are not reasonably likely to reduce the value of the Premises; (iv) that will not adversely affect the structural elements or roofs of the Buildings; and (vi) that will not adversely affect the proper functioning of the Buildings’ systems on a permanent basis. In seeking approval from Landlord for any Alterations, Tenant shall provide Landlord with full and complete drawings and plans for the proposed Alterations prepared by a licensed architect or engineer showing the location, specifications, method of installation and type of equipment to be installed. Tenant shall not have the right to seek any zoning changes or variances in connection with any Alterations, and Tenant shall procure all necessary governmental permits and approvals prior to commencing construction of any Alteration.
(b)During the Term, subject to all Legal Requirements and Landlord’s prior written consent, which shall not be unreasonably withheld, Tenant shall have the right, at its sole cost and expense, to install, relocate, and maintain for Tenant’s exclusive use, mechanical, electrical, telecommunications, and other equipment in the Buildings (including on the roofs of the Buildings) and/or in the Premises. Such equipment shall include satellite dishes/antennas, generators, transformers, and supplemental HVAC equipment. Notwithstanding anything to the contrary herein, Tenant shall have the right to install, relocate, and maintain the above referenced equipment, at no additional charge to Tenant, provided

Exhibit 10.7
Tenant shall be responsible for restoring and repairing any damage caused by the installation, relocation, or removal of such equipment.
(c)All Alterations shall be constructed by Tenant, without expense to Landlord, in a good and workmanlike manner, and in accordance with all applicable statutes and building codes, governmental rules, regulations and orders, including, but not limited to, all environmental rules, regulations, and ordinances, and the covenants, conditions and restrictions for the Waterford Business Park and other restrictive covenants applicable to the Premises. Promptly upon the completion of construction of any Alteration that is permanently affixed to the Premises, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof (and if the Alterations involve any change to the footprint of any Building or the erection of a new building, an ALTA survey certified to Landlord and any mortgagee of the Premises), proof of payment for all labor and materials, and if and to the extent commercially obtainable, copies of warranties, if any, from all major contractors in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord or Tenant at the expense of such contractor.
(d)All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant (other than furnishings, removable partitions, trade fixtures, equipment and other movable personal property installed by Tenant) shall be Landlord’s property upon the expiration or earlier termination of the Term, and will remain with the Premises without compensation to Tenant. Tenant’s trade fixtures, removable partitions, furnishings, equipment and other movable personal property in the Premises will remain Tenant’s property for all purposes, and Tenant may remove them at its option and expense at any time on or before the Expiration Date. Upon the expiration of the Term or any earlier termination of this Lease, Tenant shall surrender the Premises in good condition and repair, except for ordinary wear and tear, casualty damage, and damage that Landlord has the obligation to repair under the terms of this Lease. The foregoing covenant does not obligate Tenant to remove Alterations or other leasehold improvements made with respect to the Premises. All Tenant Improvements and other property of Tenant not timely removed from the Premises shall become part of the Premises and will remain with the Premises upon the expiration of the Term or any earlier termination of this Lease.
(e)Tenant shall defend, indemnify, and save harmless Landlord against any and all mechanic’s and other liens filed or arising out of any work performed, materials furnished, or obligations incurred in connection with any Alterations. If Tenant does not procure the satisfaction or discharge of all liens for which Tenant is responsible hereunder as and when required by this Lease by bonding, payment or otherwise, Landlord may, upon 30 days’ prior written notice to Tenant, pay the amount of any lien or discharge the same by deposit or, alternatively, by bond or in any manner according to law, and the amount so paid by Landlord, together with

Exhibit 10.7
reasonable expenses incurred by Landlord, including all reasonable legal fees and such expenses shall be payable by Tenant as Additional Rent hereunder within 30 days after demand.
Section 10.Maintenance of Premises
(a)During the Term, Landlord shall maintain only the following in good condition and repair at its expense: the structure of each Building, including, without limitation the roof, roof membrane, foundation, floor slab, and load-bearing and exterior walls (the “Structural Components”). If, in order for a Structural Component of the Building to remain in good condition, replacement of that component becomes necessary, Landlord’s obligation with respect to that Structural Component includes the obligation to replace it.
(b)Landlord shall accomplish all maintenance for which it is responsible as soon as practicable following receipt of notice from Tenant. If a hazardous or emergency situation exists, however, Landlord shall have the maintenance performed as soon as possible.
(c)Except as otherwise provided in this Lease, Tenant shall, during the Term, maintain in good condition and repair (ordinary wear and tear excepted) at all times at its expense the Premises and the systems serving the Premises. Moreover, during the entire Term, Tenant must keep the parking areas and all detention pond facilities clean and in good condition and repair, water the landscape plantings situated on the Land at suitable intervals, and either maintain in force service contracts providing for the routine repair and maintenance of the HVAC and other Building systems serving the Premises (each, a “Maintenance Contract”) or provide reasonable evidence to Landlord from time to time upon its request that the HVAC and other Building systems are being maintained in accordance with the manufacturers’ specifications under a regular maintenance program by a qualified maintenance technician. Promptly after receipt thereof, Tenant shall furnish to Landlord a copy of each Maintenance Contract (and each renewal thereof) and, upon request by Landlord, a copy of each service report received by Tenant under any Maintenance Contract. Tenant’s obligations include necessary replacements of the landscaping, as well as repairs and replacements regarding parking areas, driveways, sidewalks, detention pond facilities, stairs, elevators, loading docks, dock doors, levelers, and related facilities, and the HVAC and other systems serving the Premises and all Tenant Improvements.
(i)Tenant shall be responsible for the replacement of any portion of the heating, ventilating and air conditioning system in the Premises (the “HVAC Replacement”) which costs not more than $10,000 per instance. Landlord shall be responsible for the cost of any HVAC Replacement in excess of $10,000 per instance, subject to the following conditions:
1.Tenant must have either obtained and continued in effect at all times during the Term a Maintenance Contract for the

Exhibit 10.7
HVAC system, or at all times maintained the HVAC System in accordance with the manufacturer’s specifications under a regular maintenance program administered by a qualified service technician; and
2.Tenant must not be in default under this Lease beyond all applicable notice and cure period at the time of reimbursement.
(ii)If Landlord is responsible for the cost of any HVAC Replacement and pays such cost, then Tenant shall pay to Landlord monthly, as Additional Rent, one percent (1%) of the cost of such HVAC Replacement for the remainder of the Term, including any Renewal Terms.
(d)At Tenant’s request, Landlord agrees, with no out of pocket cost to Landlord, to assist Tenant in obtaining and coordinating maintenance providers for the Premises.
(e)Landlord or Tenant, after providing the other party not less than 30 days’ prior written notice, may perform any obligation the other party (the “Non-Performing Party”) is required to perform pursuant to this Section 10 but has failed to perform on behalf of such Non-Performing Party, and the Non-Performing Party shall pay to the party performing such obligation (the “Performing Party”) within 30 days after the date of the Non-Performing Party’s receipt of the Performing Party’s invoice the full amount of the reasonable costs and expenses the Performing Party incurs to perform such obligations, together with the amount of any reasonable legal fees the Performing Party incurs in instituting, prosecuting or defending any action or proceeding by reason of any default in respect of any such obligation, except that the Performing Party shall have no right to perform such obligation if such obligation requires more than 30 days to perform and the Non-Performing Party has commenced performance of the obligation within the 30-day period and is diligently pursuing performance of that obligation. The foregoing in no way eliminates Landlord’s obligation to promptly perform repairs involving hazardous or emergency situations, as further set forth in 10(b) above, and Tenant’s corresponding right of self-help if Landlord fails to do so as more specifically provided in Section 26(a) below.
Section 11.Utilities
As of the Effective Date, Tenant shall provide or contract for and pay for all utilities and other services furnished to the Waterford I Premises, and as of the Waterford II Commencement Date, Tenant shall provide or contract for and pay for all utilities and other services furnished to the Waterford II Premises.
Section 12.Telecommunications and Other Equipment
Tenant has the right to use portions of the roof area of the Buildings, or such other locations on the Land, as Tenant may reasonably select and Landlord approves (provided

Exhibit 10.7
Landlord’s approval shall not be unreasonably withheld, conditioned, or delayed) and as Legal Requirements permit, for the installation, operation, maintenance, security, repair, and replacement of antennae and satellite dishes and other telecommunications equipment and related cable connections, mechanical equipment, electrical equipment, generators, transformers and supplemental HVAC equipment (the “Ancillary Equipment”), as well as for access to risers. Tenant’s use of the Premises in respect to the Ancillary Equipment is subject to the following conditions: (i) Tenant is solely responsible for the installation, maintenance, repair, operation, and replacement of the Ancillary Equipment, (ii) Tenant must install screening around the Ancillary Equipment to the extent required by Legal Requirements, and (iii) any roof penetrations necessary to install the Ancillary Equipment shall be made so as not to invalidate or void the roof warranty including using designated contractors, if required, as a condition of such compliance with the roof warranty. On or before the Expiration Date or within 30 days after the earlier termination of this Lease, Tenant shall remove the Ancillary Equipment and repair any damage to the Premises that the removal causes. Tenant shall pay Landlord within 30 days after Landlord’s demand the cost of repairing any damage to the Premises arising from the removal and restoration.
Section 13.Signs
Tenant has the exclusive right to place exterior signs on the Premises subject only to any restrictions applicable by virtue of Legal Requirements, other than temporary for sale or for rent signs installed by Landlord during the last 12 months of the Term. Tenant shall maintain its signs in good condition and shall remove them and repair any damage to the Premises the removal causes on or before the Expiration Date or within 30 days after any earlier termination of this Lease. Landlord shall, at Tenant’s sole cost and expense, cooperate with Tenant in obtaining approval for any signage related to the Premises.
Section 14.Landlord’s Right of Access
(a)Landlord and its authorized representatives have the right to enter the Premises during Tenant’s regular business hours for the purpose of (i) determining whether the Premises are in good condition and whether Tenant is complying with its obligations arising under the terms of this Lease, (ii) performing any maintenance or repairs for which Landlord is responsible under the terms of this Lease, and (iii) showing the Premises to prospective purchasers or lenders, and during the last twelve (12) months of the Term or after an Event of Default (as hereinafter defined), showing the Premises to potential tenants. Landlord has the right to enter the Premises at all times without notice in the event of an emergency or for the purpose of making emergency repairs; under other circumstances, Landlord must give Tenant reasonable advance written notice of Landlord’s intended entry (which need not be more than 48 hours in advance of that entry). Tenant may condition access to designated areas of the Premises that contain confidential information upon the accessing party’s execution of a confidentiality agreement reasonably acceptable to Tenant and to the right of Tenant to have a representative of Tenant accompany such party(ies); provided, however, that notwithstanding anything in this Lease to the contrary, in the event Tenant denies access to all or any portion of the Premises to any contractor or agent of Landlord seeking entry in the event of an emergency or for the purposes of making

Exhibit 10.7
repairs required of Landlord, Landlord shall have no liability to Tenant of any kind or character with regard to the items or matters sought to be remedied or otherwise addressed by the party or parties refused access by Tenant.
(b)Landlord shall conduct its activities in the Premises in a manner that will cause minimum interference with Tenant’s business operations.
Section 15.Tenant’s Indemnity
EXCEPT AS PROVIDED IN SECTION 18, TENANT SHALL INDEMNIFY, DEFEND, AND HOLD LANDLORD HARMLESS FROM AND AGAINST ALL CLAIMS, ACTIONS, DEMANDS, JUDGMENTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING REASONABLE LEGAL FEES, THAT MAY BE ASSERTED AGAINST LANDLORD OR THAT LANDLORD MAY SUSTAIN BY VIRTUE OF THE OCCURRENCE OF THE DEATH OF OR BODILY INJURY TO ANY PERSON OR THE LOSS OF, DAMAGE TO, OR DESTRUCTION OF, ANY PROPERTY ARISING FROM (I) TENANT’S USE OF THE PREMISES, (II) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT, OR ANY OF ITS REPRESENTATIVES, AGENTS, EMPLOYEES, CONTRACTORS OR INVITEES, OR (III) TENANT’S BREACH OF THIS LEASE, EXCEPT TO THE EXTENT THE CLAIMS, ACTIONS, DEMANDS, JUDGMENTS, DAMAGES, LIABILITIES OR EXPENSES ARISE FROM THE (I) NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, OR ANY OF ITS REPRESENTATIVES, AGENTS, EMPLOYEES, CONTRACTORS OR INVITEES, OR (II) LANDLORD’S BREACH OF THIS LEASE. TENANT’S OBLIGATIONS UNDER THIS SECTION 15 APPLY REGARDLESS OF WHETHER LANDLORD WAS CONCURRENTLY NEGLIGENT (WHETHER ACTIVE OR PASSIVE), IT BEING AGREED BY THE PARTIES THAT IN THE EVENT OF CONCURRENT NEGLIGENCE, TENANT’S RESPECTIVE LIABILITY WILL BE DETERMINED IN ACCORDANCE WITH PRINCIPLES OF COMPARATIVE NEGLIGENCE.
Section 16.Landlord’s Indemnity
EXCEPT AS PROVIDED IN SECTION 18, LANDLORD SHALL INDEMNIFY, DEFEND, AND HOLD TENANT HARMLESS FROM AND AGAINST ALL CLAIMS, ACTIONS, DEMANDS, JUDGMENTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING REASONABLE LEGAL FEES, THAT MAY BE ASSERTED AGAINST TENANT OR THAT TENANT MAY SUSTAIN BY VIRTUE OF THE OCCURRENCE OF THE DEATH OF OR BODILY INJURY TO ANY PERSON OR THE LOSS OF, DAMAGE TO, OR DESTRUCTION OF ANY PROPERTY ARISING FROM (I) ANY LATENT OR PATENT DEFECT IN THE CONDITION OF THE WATERFORD I PREMISES EXISTING AS OF THE WATERFORD I COMMENCEMENT DATE, (II) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, OR ANY OF ITS REPRESENTATIVES, AGENTS, EMPLOYEES, CONTRACTORS OR INVITEES, OR (II) LANDLORD’S BREACH OF THIS LEASE, EXCEPT TO THE EXTENT THE CLAIMS, ACTIONS, DEMANDS, JUDGMENTS, DAMAGES, LIABILITIES OR EXPENSES ARISE FROM THE (I) NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT, OR ANY OF ITS REPRESENTATIVES, AGENTS, EMPLOYEES, CONTRACTORS OR INVITEES, OR (II) TENANT’S BREACH OF THIS LEASE. LANDLORD’S OBLIGATIONS UNDER THIS SECTION 16 APPLY REGARDLESS OF WHETHER TENANT WAS CONCURRENTLY NEGLIGENT (WHETHER ACTIVE OR PASSIVE), IT BEING AGREED BY THE PARTIES

Exhibit 10.7
THAT IN THE EVENT OF CONCURRENT NEGLIGENCE LANDLORD’S RESPECTIVE LIABILITY WILL BE DETERMINED IN ACCORDANCE WITH PRINCIPLES OF COMPARATIVE NEGLIGENCE.
Section 17.Insurance
i.Commencing with the Waterford I Commencement Date with respect to the Waterford I Premises and the Waterford II Commencement Date with respect to the Waterford II Premises, and continuing for the balance of the Term, Landlord shall, at Tenant’s sole cost and expense, provide and maintain a “special form” insurance policy (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage, excluding flood) covering loss or damage to the Improvements (including, without limitation, the Waterford I Premises and the Waterford II Premises and any alterations made to the Premises from time to time) on a full replacement cost basis and providing for a deductible of no greater than $50,000. Such insurance shall include an agreed amount endorsement and no coinsurance provisions and contain no exclusions for vandalism, malicious mischief, sprinkler leakage, or “act of terrorism” (as such term is defined in the Terrorism Risk Insurance Act of 2002). Boiler and Machinery Coverage shall be procured either by endorsement to the property policy or under a separate placement in an amount no less than 100% of the replacement cost or as otherwise approved by Landlord. The property insurance shall (1) have an extended period of indemnity of not less than 6 months; and (2) cover “acts of terrorism” (as such term is defined in the Terrorism Risk Insurance Act of 2002), unless otherwise agreed to in writing. The cost for all coverages described herein shall be deemed Additional Rent and shall be due and payable by Tenant within thirty (30) days following Landlord’s written request therefor. In the event of a casualty, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be deemed Additional Rent and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor.
ii.Commencing with the Waterford I Commencement Date with respect to the Waterford I Premises and the Waterford II Commencement Date with respect to the Waterford II Premises, and continuing for the balance of the Term, Tenant shall, at its sole cost and expense, provide and maintain the following insurance, in the amounts specified below:
a.property insurance covering Tenant’s machinery, equipment, furniture, fixtures, personal property (including property under the care, custody, or control of Tenant) and business interests which may be located in, upon or about the Premises in such amounts as Tenant may from time to time deem prudent.
b.business interruption insurance in an amount sufficient to provide for the payment of Rent during the continuation of any interruption

Exhibit 10.7
of the Tenant’s business for a period of at least 12 months. Upon any casualty to the Premises allowing Tenant to terminate this Lease pursuant to Section 19 hereof, Landlord shall have no claim against the business interruption insurance proceeds of Tenant after the date of termination.
c.bodily injury and property damage liability insurance, with a limit of not less than $2,000,000 per occurrence and $4,000,000 in the aggregate; such insurance will be on commercial general liability form 001 (or its equivalent) including, without limitation, personal injury and assumed contractual liability with regard to the indemnity agreements of Tenant set forth in Section 15; Tenant shall cause Landlord and its lender to be named as additional insureds under such liability insurance, as their interests may appear, and shall cause such coverage to include cross liability and severability of interests clauses and, unless otherwise approved in writing by Landlord, to have a deductible of $25,000 or less and no retention or self-insurance provision;
d.worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of South Carolina and employers’ liability insurance in the limit of $500,000/500,000/500,000 (provided that such limits may be adjusted if required by law and Tenant may self-insure this obligation pursuant to a program of self-insurance if permissible under applicable law);
e.if Tenant operates owned, hired or non-owned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage; and
f.umbrella or excess liability insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (iii), (iv) and (v) above, with a $15,000,000 minimum limit per occurrence. Such insurance shall contain a provision that it will not be more restrictive than the primary insurance and shall drop down as primary insurance in the event the underlying insurance policy aggregate is exhausted.
Each coverage in this Section 17(b) shall include a waiver of subrogation endorsement in favor of Landlord and Landlord’s lender.
iii.All insurance required to be maintained by Tenant pursuant to this Section 17 must be maintained with insurers licensed to do business in the State of South Carolina and having an A.M. Best Rating of at least A- and VIII.
iv.Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket insurance so long as (i) the amount of the total insurance allocated to the Premises under the

Exhibit 10.7
terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease.
v.The required deductibles, limits and coverages of all insurance set forth in this Section 17 may be adjusted from time to time by Landlord (but not more frequently than once every 5 years) to conform with customary and prevailing insurance policies at the time in the city in which the Premises are located or of securitized mortgage lending.
vi.Within five (5) days of the Effective Date with respect to the Waterford I Premises, prior to the Waterford II Commencement Date, and at least 5 days prior to each policy anniversary, Tenant shall furnish Landlord and its lenders with certificates of insurance or binders, in a form reasonably acceptable to Landlord and its lenders, evidencing that all of the insurance required by the provisions of this Lease for the benefit of Landlord and its lenders, and required to be in force by the provisions of this Lease are in effect and that the insurer(s) have agreed to give the other party at least 30 days’ notice prior to any cancellation of, or any material modification to, the required coverage. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and deductibles and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Lease. Concurrently with the renewal of each policy, Tenant shall furnish Landlord with a report of an independent broker stating that the insurance required under this Section 17 is in effect, that all premiums have been paid, and attaching an updated copy of the schedule of insurance. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Tenant shall cause all commercial general liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental to any coverage that Landlord may carry.
Notwithstanding anything herein to the contrary, in the event any of the insurance coverage set forth herein as required coverage to be maintained by Tenant becomes unavailable, or if available but only at such rates as to be commercially unreasonable and are no longer typically required to be carried regarding premises comparable to the Premises, Landlord and Tenant shall cooperate in good faith to revise the applicable insurance coverage requirements to reflect then current market considerations. Tenant acknowledges that Landlord’s lender must approve any such revision of applicable insurance coverages.
Section 18.Waiver of Subrogation
Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any

Exhibit 10.7
insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is covered by property insurance carried or required by this Lease to be carried by the releasing party even though such loss might have been occasioned by the negligence or willful acts or omissions of Landlord or Tenant or their respective employees, agents, contractors or invitees. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates.
Section 19.Casualty
vii.If damage caused by a fire or other casualty renders a Building fully or partially untenantable, subject to Tenant’s rights to terminate this Lease as set forth in this Section 19, neither the Base Rent nor any other amounts payable under this Lease will abate for the period during which the Building is wholly or partially untenantable.
viii.If a fire or other casualty renders the Premises untenantable, in whole or in part, and the estimated time for the restoration of the Improvements exceeds the period that will expire on the date that is 270 days after the date of the occurrence of the fire or casualty, Tenant may terminate this Lease by the delivery of written notice to Landlord within 15 days following the date on which Landlord notifies Tenant of the estimated time for the restoration of the Improvements. Landlord must provide that estimate within 60 days following the date of the casualty. If a termination of this Lease does not occur in accordance with the foregoing provisions of this Section 19(b), but Landlord fails to complete the restoration of the Improvements by the date that is 60 days after the date of the expiration of the period within which Landlord estimated the restoration would be completed, Tenant may, notwithstanding anything in this Lease to the contrary, terminate this Lease by the delivery of written notice to Landlord at any time following the expiration of that 60-day period, but prior to the date on which Landlord completes the restoration of the Improvements. Upon any casualty to the Premises allowing Tenant to terminate this Lease pursuant to this Section 19, Landlord shall have no claim against the business interruption insurance proceeds of Tenant after the date of termination. Excusable Delays shall not extend any of the time periods set forth in this Section 19(b) for more than one hundred eighty (180) days in the aggregate.
ix.If fire or other casualty damages the Premises and a termination of this Lease does not occur under subparagraph (b) of this Section 19, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible (which payment shall be due and payable by Tenant as Additional Rent hereunder upon the later of: (i) within thirty (30) days of

Exhibit 10.7
the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor), and so long as Tenant is not in default beyond all applicable grace, notice and cure periods under the terms of this Lease, Landlord shall restore the Improvements to substantially the condition that existed prior to the occurrence of the fire or other casualty; provided, however, that with respect to the Tenant Improvements, Tenant shall be obligated to restore all items covered by Tenant’s property insurance, including, but not limited to, Tenant’s machinery, equipment, furniture, fixtures, and personal property, and Landlord shall only be obligated to restore the Tenant Improvements to the condition reflected in the most recent as-built plans for the Tenant Improvements in Landlord’s possession; and provided further, that if the casualty arises during the Waterford I Additional Improvements or the Waterford II Improvements, Tenant and Landlord shall work together cooperatively to restore the Improvements in substantial accordance with the Final Waterford I Improvement Plans and the Final Waterford II Plans. Landlord and Tenant shall each pursue the restoration required by this subparagraph (c) of this Section 19 with diligence and continuity upon and subject to receipt of the insurance proceeds covering such casualty. In completing the restoration, Landlord and Tenant shall each comply with all applicable Legal Requirements. In performing their respective restoration obligations, Landlord and Tenant must each restore their respective portions of the Premises so that they comply with Legal Requirements applicable at the time of the restoration and not just the Legal Requirements that were applicable at the time of original construction of the Premises. If the aggregate amount of those insurance proceeds allocable to the Improvements exceeds the aggregate amount of the costs Landlord reasonably incurs in connection with the restoration of the Improvements, Landlord is entitled to the excess. Tenant is responsible for any excess costs incurred by Landlord in restoring the Improvements.
Section 20.Condemnation
x.If any part of the Premises or all legal access to the Premises is taken for public use by condemnation, eminent domain or other similar action and the taking materially and adversely affects Tenant’s operations in the Buildings, Tenant may immediately terminate this Lease by delivering notice to Landlord. Upon such termination, Tenant shall after termination have no further obligation to pay Rent to Landlord and Landlord shall look to the proceeds of the condemnation, eminent domain or other similar action for compensation for such taking.
xi.If any part of the Premises is taken and Tenant does not terminate this Lease, Base Rent will be equitably adjusted, and Landlord shall restore the remainder of the Premises at its expense as necessary to render them suitable for Tenant’s use, so long as Tenant is not in default under the terms of this Lease.

Exhibit 10.7
xii.The entire award with respect to any taking shall be paid to Landlord, except that Tenant shall be entitled to any award which the condemning authority may make, and which shall be provided for by law, specifically for Tenant’s moving expenses and business dislocation damages and the value of Tenant’s fixtures, alterations, installations and improvements which do not become part of the Premises or property of Landlord, provided that same are not deducted from the award otherwise payable to Landlord.
Section 21.Compliance with Environmental Laws
xiii.Tenant shall timely comply at its sole cost and expense with all rules, requirements, orders, directives, ordinances and regulations applicable to Tenant’s use, occupancy and maintenance of the Premises, including, without limitation, all applicable environmental laws, rules, requirements, orders, directives, ordinances and regulations of the United States of America or any state, city or municipal government or other lawful authority having jurisdiction over the Premises (collectively “the Environmental Laws”), and shall defend, indemnify and hold Landlord and its members, managers, lenders, and their respective members, managers, directors, officers, shareholders, agents, employees, and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable legal fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain by virtue of any environmental condition that Tenant’s use, occupancy, and maintenance of the Premises causes and the continued existence of which violates the Environmental Laws.
xiv.The provisions of this Section 21 survive the expiration of the Term or the earlier termination of this Lease.
xv.Except as used by Tenant in the ordinary course of Tenant’s business, including, without limitation, uses for general offices, research and development, light manufacturing, telecommunications, storage, or other purposes consistent with the character of the Buildings, and any such use by Tenant being in accordance with applicable Legal Requirements (the foregoing uses not requiring Landlord’s consent), Tenant shall not cause or permit any Hazardous Substances (as defined below) to be brought upon, kept or used in or about the Premises or the Building, without the prior written consent of Landlord.
xvi.Hazardous Substance(s) shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

Exhibit 10.7
Section 22.Intentionally Deleted
Section 23.Intentionally Deleted
Section 24.Tenant’s Default
The occurrence of any one or more of the following events (inclusive of any applicable notice and cure period(s) hereinafter referred to as “Event(s) of Default”) will constitute a default and breach of this Lease by Tenant:
xvii.Tenant’s failure to pay any Base Rent or Additional Rent (including, without limitation, the Impositions) when due and the continuance of that failure for more than 5 business days after the date on which Landlord gives Tenant written notice of the delinquency, provided that Landlord is required to give notice of such failure only twice in any 12-month period and Landlord is not required to give Tenant notice of default for the third and subsequent Rent and other payment defaults during any 12-month period so that for those defaults, an Event of Default occurs if Tenant fails to pay any Rent when due and the failure continues for a period of five (5) business days;
xviii.Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease that Tenant must observe or perform, other than the payment of Base Rent or Additional Rent or as specified in Section 24(c), where the failure continues for a period of 30 days after Tenant’s receipt of written notice from Landlord; but if the nature of the obligation that Tenant has failed to perform is such that more than 30 days are reasonably required for its rectification, then an Event of Default will not occur so long as Tenant commences the rectification within the initial 30-day period and diligently and continuously prosecutes the rectification to completion; or
xix.Tenant’s failure to maintain the insurance required pursuant to Section 17 within five (5) business days after written notice from Landlord to Tenant.
If Landlord and Tenant are in dispute over whether Tenant is in default (which for purposes of this paragraph only shall be before any applicable notice and cure period) of a nonmonetary obligation and no emergency condition requiring immediate action exists as a result of, or directly or indirectly related to, the alleged default, the parties’ respective representatives with authority to settle the matter shall meet within 2 business days after request by either party in order to attempt to resolve the dispute. Unless otherwise agreed by Landlord and Tenant, the meeting shall take place at the Premises. Notwithstanding anything herein to the contrary, in the event it is determined pursuant to such resolution discussions that Tenant is in default of any such nonmonetary matter, such matter shall not constitute an Event of Default if Tenant subsequently remedies such default within the time frame(s) set forth in Section 24(b) above following such determination.
Section 25.Landlord’s Remedies
xx.At any time after the occurrence of an Event of Default, with or without additional notice or demand, Landlord may do one of the following:

Exhibit 10.7
g.terminate Tenant’s right to possession of the Premises and repossess the Premises by any lawful means without terminating this Lease and relet, upon reasonable terms, all or a portion of the Premises (if Landlord elects to enter and relet the Premises, Landlord may at any time thereafter elect to terminate this Lease). For the purposes of re-letting, Landlord may repair, remodel, or alter the Premises. If Landlord fails to re-let the Premises, then Tenant shall pay to Landlord the Base Rent and Additional Rent reserved in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease. If Landlord re-lets the Premises but fails to realize a sufficient sum from the re-letting to pay the full amount of Base Rent and Additional Rent reserved in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease, then Tenant shall pay to Landlord the amount of any deficiency within 30 days of Tenant’s receipt of Landlord’s demand;
h.terminate this Lease and repossess the Premises by any lawful means. In that event, Landlord may recover from Tenant as damages (i) all Base Rent and Additional Rent (plus the cost necessary to satisfy Tenant’s obligation to maintain and insure the Premises, as set forth under Sections 10 and 17, respectively, of this Lease) that became due prior to the termination and that remains unpaid, (ii) the discounted present value (determined based on then commercially reasonable rates) of the amount, if any, by which (I) the Base Rent reserved under the terms of this Lease for the balance of the Term that remained as of the effective date of the termination exceeds (II) the fair market rent (but not less than the amount for which the Premises has been relet) for the Premises for the balance of the Term after deduction of all anticipated reasonable expenses of reletting for that period, and (iii) all reasonable costs and expenses Landlord reasonably incurs in connection with the enforcement of Tenant’s obligation to pay those damages, including, without limitation, reasonable legal fees and costs. If the amount described in clause (II) above exceeds the amount described in clause (I) above, then Landlord has no obligation to pay Tenant any part of the excess or to credit any part of the excess against any other sums or damages for which Tenant may be liable to Landlord at the time of the termination;
i.in the case of an Event of Default under Section 24(c) above, obtain the required insurance for Tenant, and Tenant shall be liable for the reasonable cost thereof; or
j.pursue any other remedy available to Landlord under the laws of the State in which the Premises are located.
xxi.Unless required by applicable law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default by Tenant. However, if Landlord is required by applicable law to mitigate Tenant’s

Exhibit 10.7
damages, Landlord’s obligation shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises, including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in any other building owned by Landlord within a 3 mile radius of the Building suitable for that prospective tenant’s use are (or soon will be) available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the Rock Hill, South Carolina area; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) adversely affect the reputation of the Building; or (ii) be incompatible with the operation of the Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner and to fulfill all of the obligations in connection with the lease thereof as and when the same become due.
xxii.Pursuit of any of the above stated remedies by Landlord after an Event of Default by Tenant shall not preclude pursuit of any other remedy provided in this Lease or law or equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any payment due to Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default by Tenant shall not be deemed or construed to constitute a waiver of any other violation or default.
Section 26.Landlord’s Default and Tenant’s Remedies
xxiii.If Landlord defaults in the performance of any of Landlord’s obligations set forth in this Lease, and if (i) Landlord’s default creates or increases the risk of imminent danger of bodily injury to or death of persons or damage to or destruction of property, including, without limitation, the Buildings or Tenant’s property, and either Landlord does not commence the rectification of its default promptly upon Tenant’s delivery of oral or written notice of the default to Landlord or Landlord fails to pursue the rectification of its default with diligence and continuity or (ii) Landlord’s default does not create or increase the risk of imminent danger of bodily injury to or death of persons or damage to or destruction of property, including, without limitation, the Buildings or Tenant’s property and Landlord fails to rectify its default within 30 days after Tenant’s delivery of written notice of the default to Landlord or within such longer period of

Exhibit 10.7
time following the delivery of that notice as may be reasonably required to accomplish the rectification of the default through the exercise of prompt, diligent and continuous efforts, then Tenant may perform the obligation on behalf of Landlord. Landlord shall pay to Tenant within 30 days after the date of Landlord’s receipt of Tenant’s invoice the full amount of the reasonable cost and expense Tenant incurs in performing the obligation on behalf of Landlord, together with the amount of any reasonable legal fees Tenant incurs in instituting, prosecuting or defending any action or proceeding by reason of any default in respect of any obligation Landlord has undertaken under the terms of this Lease.
xxiv.If Landlord does not pay any amounts owing to Tenant under Section 10(e) or Section 26(a) and Tenant obtains a final, non-appealable judgment against Landlord in a court of competent jurisdiction, then Tenant may set off the amount of the judgment, including, without limitation, reasonable legal fees and court costs included in the judgment, against the next installments of Base Rent coming due under this Lease.
Section 27.Late Payments; Interest on Late Payments
If Tenant becomes delinquent with respect to the payment of any Rent becoming due under the terms of this Lease and the default continues for more than five (5) days after the due date, then Tenant shall pay to Landlord with the late payment a late fee equal to 4% of the amount of the payment; provided, however that such late fee shall not be due the first time such delinquency occurs during any successive twelve (12) month period. Any past due payment of Rent under this Lease will bear interest from the date due until the date paid at the rate of ten percent (10.0%) per annum (the “Default Rate”). Any amount with respect to which Landlord becomes delinquent in making payment to Tenant as required by this Lease will also bear interest from the date due until the date paid at the Default Rate.
Section 28.Quiet Enjoyment
Landlord warrants that, so long as Tenant pays all Base Rent and Additional Rent that becomes due under the terms of this Lease and is not otherwise in default beyond any applicable cure period in respect of the performance of any obligation it undertakes under the terms of this Lease, Tenant may peaceably and quietly enjoy the Premises at all times during the Term without disturbance by anyone claiming by, through or under Landlord (including, without limitation, any applicable mortgagee of Landlord’s interest in the Lease or the Premises).
Section 29.Subordination, Attornment & Non-Disturbance
At Landlord’s request, and subject to the immediately succeeding sentence, Tenant shall subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust hereinafter executed in favor of any bank, insurance company or other lending institution against the Premises. As a condition to any subordination that Landlord requests, the mortgage holder must execute an agreement in substantially the form attached to this Lease as Exhibit F. Simultaneously with the execution of this Lease by Landlord, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form of Exhibit F executed by the holder of any mortgage encumbering the Premises as of the Effective Date. Landlord agrees to deliver to Tenant a SNDA from any mortgage of the Premises existing after the Effective Date.

Exhibit 10.7
Section 30.Landlord’s Sale of Premises
Provided the Improvements have been completed and delivered to Tenant as herein provided and the Waterford II Commencement Date shall have occurred, if Landlord subsequently sells the Premises, the purchaser shall expressly assume the obligations Landlord undertakes under the terms of this Lease and Landlord shall thereupon be relieved from liability arising under the terms of this Lease by reason of any act, occurrence or omission occurring after the consummation of the sale. The parties do not intend the foregoing to relieve Landlord from those obligations that the terms of this Lease require Landlord to perform prior to the sale.
Section 31.Broker’s Commissions
Each party represents to the other that the only broker used in connection with this Lease is Cresa Global, Inc., whose commission Landlord shall pay, pursuant to a separate written agreement, provided that such commission shall be included in the Total Project Cost. Each party shall defend and indemnify the other from and against any claims, demands and actions brought by any broker or other finder to recover a brokerage commission or any other damages on the basis of alleged dealings with the indemnifying party contrary to the foregoing representation.
Section 32.Estoppel Certificate
Within 20 days after a party’s receipt of a written request from the other party, the requested party shall execute and deliver to the requesting party a statement in substantially the form of the attached Exhibit G that (i) certifies that this Lease is unmodified and in full force and effect (or, if modified, states the nature of the modification and certifies that this Lease as so modified is in full force and effect) and the date to which Base Rent is paid in advance, if any, and (ii) acknowledges that, to the requested party’s knowledge, there are no uncured defaults on the part of either party or specifies such defaults if the requested party claims any.
Section 33.Holding Over
Except as set forth below, if Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant’s right of possession, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term) at a Base Rent equal to 150% of the Base Rent payable during the month in which the Expiration Date occurs. Except as set forth below, no holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term shall be construed to extend the Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. Notwithstanding the foregoing provisions of this Section, if Tenant should find it necessary to hold over, Tenant may give written notice (the “Hold Over Notice”) to Landlord that it intends to hold over not less than 9 months prior to the expiration or termination of the Term. If Tenant timely provides the Hold Over Notice, Tenant may hold over and continue to occupy the Premises for the period of 3 months at the Base Rent payable during the month in which the Expiration Date occurs.
Section 34.Assignment and Subletting
So long as the Premises are used for the Intended Use, Tenant may transfer or assign its interest in this Lease and may sublet all or a portion of the Premises without first obtaining Landlord’s written consent. If Tenant desires to assign this Lease or sublet all or a

Exhibit 10.7
portion of the Premises to an entity or person that intends to use the Premises for other than the Intended Use, then Tenant must obtain Landlord’s written consent prior to such assignment or sublease. Landlord may not unreasonably withhold, condition, or delay its consent. No subletting, assignment of rights, or delegation of duties that Tenant may make will relieve Tenant from liability for the performance of the obligations Tenant undertakes under the terms of this Lease, unless Landlord, in its sole discretion, grants such relief. Landlord has no recapture rights in connection with any assignment or sublease.
Section 35.Intentionally Deleted
Section 36.Intentionally Deleted
Section 37.Intentionally Deleted
Section 38.Miscellaneous
xxv.This Lease inures to the benefit of and binds each of the parties and their respective successors and assigns.
xxvi.All section headings and captions used in this Lease are purely for convenience and do not affect the interpretation of this Lease.
xxvii.All Exhibits referenced in this Lease are incorporated in and made a part of this Lease, even if they are not physically attached to this Lease.
xxviii.This Lease will be governed by and interpreted in accordance with the laws of the State where the Premises are located, and the parties submit to the jurisdiction of any appropriate state court within that State for adjudication of disputes arising from this Lease.
xxix.Except as otherwise provided, the parties may amend this Lease only by means of written agreements signed on behalf of Tenant and Landlord by their respective authorized signatories.
xxx.This Lease supersedes all prior understandings, representations, negotiations, and correspondence between the parties and constitutes the entire agreement between them with respect to the matters described in this instrument. No course of dealing, course of performance, or usage of trade will modify or affect this Lease.
xxxi.The invalidity, illegality, or unenforceability of any provision of this Lease will not affect or impair the validity, legality, and enforceability of the remaining provisions.
xxxii.The failure of either party at any time to require performance by the other of any provision of this Lease will not affect that party’s right to enforce that provision, nor will the waiver by either party of any breach of any provision of this Lease constitute a waiver of any further breach of the same provision or any other provision.
xxxiii.The parties may execute this Lease in any number of counterparts and all those counterparts taken together will constitute a single agreement.

Exhibit 10.7
Emailed pdf signatures provided by any party to this Lease will be treated as original signatures of the party providing the pdf signature.
xxxiv.All notices, demands, requests, approvals, or other communications required or permitted under this Agreement must be in writing, and unless personal delivery is effected earlier, will be deemed delivered: (i) three business days after deposit in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, on a business day; or (ii) one business day after delivery to any nationally-recognized overnight delivery service on a business day for prepaid delivery on the next business day; or (iii) on the business day sent, if sent by e-mail prior to 4:00 p.m., Rock Hill, South Carolina time, with a confirming copy being sent by one of the other specified methods on the same business day; in each case addressed as follows:
If to Landlord:

3D Fields, LLC
c/o Fields-Realty, LLC
550 SE 5th Avenue, Apt. 304S
Boca Raton, Florida 33432
Attention: Steven Fields and Kim B. Fields
E-mail: steve@fields-realty.com and kim@fields-realty.com
with a copy to:

Alexander Ricks PLLC
1420 E. 7th Street, Suite 100
Charlotte, NC 28204
Attention: Thomas D. Ricks
Fax: (704) 365-3676
E-mail: tom@alexanderricks.com
If to Tenant:

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attention:    Andrew M. Johnson, Executive Vice President,
    Chief Legal Officer and Secretary
Fax: (803) 326-4796
E-mail: andrew.johnson@3dsystems.com
And
Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166-0005
Attention: J.C. Chenault
Fax: (804) 344-7999

Exhibit 10.7
E-mail: jchenault@HuntonAK.com
With a copy to:

3D Systems, Inc.
c/o SRS-Cresa Lease Administration
15660 N. Dallas Parkway, Suite 1200
Dallas, Texas 75248
A party may change the address to which it wishes notices to be sent by delivering notice of the change of address to the other party in accordance with the terms of this Section 38(j).
xxxv.Except as provided below, Tenant may not seek to satisfy any judgment that Tenant obtains against Landlord by reason of the negligence of Landlord or any of its members, managers, shareholders, partners, directors, officers, agents, employees, or contractors or Landlord’s failure to perform any of the obligations it has undertaken under the terms of this Lease from any source other than Landlord’s interest in the Premises including all insurance and condemnation proceeds and the revenue generated by the operation of the Premises and no asset of any member, manager, shareholder, director, officer, employee, or agent of Landlord or any of the successors or assigns of any of the foregoing will be subject to attachment or execution to satisfy the judgment. Notwithstanding any provision of this Lease apparently to the contrary, Tenant may also satisfy any final, non-appealable judgment against Landlord related to this Lease by setting off the amount of the judgment against Base Rent.
xxxvi.If Landlord or Tenant is a corporation, partnership, or limited liability company, each individual executing this Lease on behalf of that party represents and warrants that that party is a duly formed and existing entity qualified to do business in South Carolina, that that party has full right and authority to execute and deliver this Lease, that each person signing on behalf of that party is authorized to do so, and that all necessary corporate or partnership action has been taken.
xxxvii.Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular.
xxxviii.This Lease may be executed in one or more counterparts, each of which shall constitute an original, but all of which, taken together, shall be considered one and the same agreement.
xxxix.TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LEASE, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF

Exhibit 10.7
DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION BETWEEN THE PARTIES OR ANY EXERCISE BY ANY PARTY OF ANY OF ITS RESPECTIVE RIGHTS UNDER THIS LEASE OR IN ANY WAY RELATING TO THE PREMISES. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS LEASE. THIS WAIVER SURVIVES THE EXPIRATION OR TERMINATION OF THIS LEASE.
xl.The term “business day” when used herein shall mean all calendar days other than Saturdays, Sundays and any days on which banks in Charlotte, North Carolina are not open to transact business with customers.
Section 39.Time of Essence
Time is of the essence with respect to this Lease. If the final day of any period of time described in this Lease is a Saturday, Sunday or a legal holiday under the laws of the United States or the State where the Premises are located, that period is extended to the next day that is not a Saturday, Sunday or legal holiday.
Section 40.Validity of Agreement
This Lease will not be valid or bind Landlord or Tenant unless an authorized signatory of Landlord or Tenant has signed it on behalf of the respective party.
Section 41.Incentives
Tenant may receive certain economic and/or entitlements (collectively, the “Incentives”) from the State of South Carolina, the City of Rock Hill, South Carolina, York County, South Carolina and from perhaps other sources as well, in connection with the construction of the Waterford II Premises and the location of Tenant’s business within the City of Rock Hill, South Carolina, and as between Tenant and Landlord, so long as this Lease is in full force and effect and Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of any obligation it undertakes under the terms of this Lease, Tenant shall be entitled to the sole and exclusive benefit of each of such incentives and entitlements. Otherwise, Landlord shall be entitled to such benefits. Landlord shall cooperate to the extent Tenant reasonably requests and at no cost to Landlord, with Tenant, the RHEDC, the City, the County and the State in order to satisfy any reasonable condition established in connection with Tenant’s receipt of the benefit of the Incentives, including, without limitation, entering into any required agreements (subject to Landlord’s reasonable consent), supplying any necessary non-confidential information, executing required forms, and any other actions that are reasonably required to enable Tenant to receive the benefit thereof. Tenant agrees to pay any and all amounts due under any such agreements, comply with all obligations imposed on Landlord under such agreements, to indemnify, defend, and hold harmless Landlord from any cost, expense, loss or liability whatsoever that Landlord may incur by reason of assisting Tenant in securing the Incentives, and Tenant shall promptly pay Landlord’s reasonable legal fees and costs associated therewith. The parties intend that so long as this Lease is in full force and effect and Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of any obligation it undertakes under the terms of this Lease, Tenant and not Landlord will receive all economic benefits derived from participation in such programs, both in connection with the initial development of the Improvements as well as from any future

Exhibit 10.7
expansion thereof. Otherwise, Landlord shall be entitled to such benefits. A listing of certain of the possible sources of such Incentives and/or entitlements is set forth in Exhibit H attached hereto.

[Signature pages follow.]

Exhibit 10.7
The parties have signed this Lease on the date first above written.
LANDLORD:
3D FIELDS, LLC,
a South Carolina limited liability company
By: Fields-Realty, LLC, its Manager

By:
    Kim B. Fields, Authorized Member

TENANT:
3D SYSTEMS CORPORATION,
a Delaware corporation

By:
Name:    Andrew M. Johnson
Title:    Executive Vice President, Chief Legal Officer, and Secretary

Exhibit 10.7
EXHIBIT A-1
THE ORIGINAL LAND

Exhibit 10.7
EXHIBIT A-2
THE EXPANSION LAND

All that certain piece. parcel or tract of land lying and being situated in the City of Rock Hill. York County, South Carolina and being more fully described as follows:

Commencing at a corner on the northern right of way of S.C. Highway No. 161. also being on the south end of a sight triangle with Overview Road. thence along the right of way of S.C. Highway No. 161. N52-06-40W 365.68 feet to a #4 Rebar Set being the Point of Beginning;

Beginning at a #4 Rebar Set on the northern right of way of SC Hwy 161 thence along said right of way N52-06-36 W 159.62 feet to a #4 Rebar Found, thence leaving said right of way along a common line with The Links at Waterford LLC property N01-25-36E 573.58 feet to a #4 Rebar Found. thence N18-08-02 W 381.30 feet to a #4 Rebar Found. thence N12-50-25 E 62.16 feet to a #4 Rebar Set. thence N58-12-43E 480.15 feet to a #4 Rebar Found; thence S43-40-59E 594.75 feet to a #4 Rebar Found. thence leaving said line of The Links at Waterford and being the new division line between Tract 1 and Tract 2 S88-48-54E 56.70 feet to a #4 Rebar Set. S48-23-34W 44.99 feet to a #4 Rebar Set; thence S03-24-33W 22.48 feet to a #4 Rebar Set; thence N86-36-26W 127.04 feet to a #4 Rebar Set; thence S03-29-55W 145.05 feet to a #4 Rebar Set; thence N86-30-05W 61.73 feet to a #4 Rebar Set; thence S03-20-09W 49.85 feet to a #4 Rebar Set; thence N87-04-07W 109.02 feet to a #4 Rebar Set; thence S03-34-06W 90.22 feet to a #4 Rebar Set; thence S86-59-15E 43.88 feet to a #4 Rebar Set; thence S03-21-24W 115.79 feet to a #4 Rebar Set; thence N85-56-17W 30.00 feet to a #4 Rebar Set; thence S03-21-24W 30.50 feet to a #4 Rebar Set; thence N85-56-17W 178.34 feet to a #4 Rebar Set; thence S03-59-28W 332.89 feet to a #4 Rebar Set; thence S52-05-10E 31.33 feet to a #4 Rebar Set; S07-05-10E 70.71 feet to a #4 Rebar Set; thence S37-54-50W 54.84 feet to a #4 Rebar being the Point of Beginning.

Said Tract contains 10.84 Acres.

Derivation: Deed recorded February 9, 2006 in Book 7787 at XXXXXXX Page 258.

Exhibit 10.7
EXHIBIT A-3
THE WATERFORD I LAND

All that certain piece, parcel or tract of land lying and being situated in the City of Rock Hill, York County, South Carolina and being more fully described as follows:

Beginning at a corner on the northern right of way of S.C. Highway No. 161, also being on the south end of a sight triangle with Overview Road, thence along the right of way of S.C. Highway No. 161, N 52-06-40 W. 365.68 feet to a # 4 Rebar Set, thence leaving said right of way along a division line with Tract 2 N37-54-50E 54.84 feet to a # 4 Rebar Set, thence N07-05-10W 70.71 feet to a # 4 Rebar Set, thence N52-05-10W 31.33 feet to a # 4 Rebar Set, thence N03-59-28E 332.89 feet to a # 4 Rebar Set, thence S85-56-17E 178.34 feet to a # 4 Rebar Set, thence N03-21-24E 30.50 feet to a # 4 Rebar Set, thence S85-56-17E 30.00 feet to a # 4 Rebar Set, thence N03-21-24E 115.79 feet to a # 4 Rebar Set, thence N86-59-15W 43.88 feet to a # 4 Rebar Set, thence N03-34-06E 90.22 feet to a # 4 Rebar Set, thence S87-04-07E 109.02 feet to a # 4 Rebar Set, thence N03-20-09E 49.85 feet to a # 4 Rebar Set, thence S86-30-05E 61.73 feet to a # 4 Rebar Set, thence N03-29-55E 145.05 feet to a # 4 Rebar Set, thence S86-36-26E 127.04 feet to a # 4 Rebar Set, thence N03-24-33E 22.48 feet to a # 4 Rebar Set, thence N48-23-34E 44.99 feet to a # 4 Rebar Set, thence S88-48-54E 56.70 feet to a # 4 Rebar Found also being a corner of The Links at Waterford, thence with the line of The Links at Waterford S58-08-28E 441.05 feet to a # 4 Rebar Found being a common corner with The Links at Waterford and Rock Hill Economic Development Corporation, thence S34-15-15W 169.42 feet to a # 4 Rebar Found on the right of way Overview Drive, thence with the right of way of Overview Drive the following 5 Courses: S33-53-46W 370.74 feet, S85-48-41W 44.90 feet to a Nail in the Concrete Found, thence S34-35-45W 66.05 feet to a # 4 Rebar Found, thence S05-51-26E 46.08 feet, thence S34-30-06W 62.14 feet to a # 4 Rebar Found, thence S37-30-09W 200.01 feet to a Nail in the Concrete Found, thence S34-37-46W 174.90 feet to a # 4 Rebar Found at the beginning of a sight triangle with S.C. Highway No. 161, thence with the sight triangle S85-40-43W 52.53 feet to the Point of Beginning.

Said tract contains 13.82 Acres.

Exhibit 10.7
EXHIBIT B
WATERFORD I ADDITIONAL IMPROVEMENTS
1.Plans and Specifications. As soon as reasonably practicable following the Effective Date, Tenant shall engage properly licensed architects, civil engineers and any other engineers or consultants necessary and appropriate to design, construct and install the Waterford I Additional Improvements. Tenant shall proceed, at Tenant’s sole cost and expense (subject to reimbursement from the Waterford I TI Allowance), to prepare a draft of the improvements that Tenant desires to perform to the Waterford I Premises and shall deliver a complete copy of such draft plans and specifications to Landlord for Landlord’s review and written approval. Landlord shall review the draft plans and specifications and shall notify Tenant within seven (7) business days after Landlord’s receipt of the same as to whether Landlord approves the draft plans and specifications; if Landlord does not approve the draft plans and specifications, such notice from Landlord to Tenant shall provide Landlord’s specific and detailed comments and suggestions which, if incorporated in the draft plans and specifications, would render the draft plans and specifications acceptable to Landlord. Landlord and Tenant shall cooperate with one another in good faith to reach agreement regarding the draft plans and specifications as soon as reasonably practicable using good faith and diligent efforts; provided, that Landlord shall only have five (5) business days to review and approve any revised plans or specifications, and should Landlord fail to respond within such five (5) business day period, such plans and specifications shall be deemed approved. The final, mutually approved plans and specifications are referred to herein as the “Waterford I Improvement Plans.” The work which is described on such Waterford I Improvement Plans is referred to herein as the “Waterford I Additional Improvements.”
2.Construction of Waterford I Additional Improvements.
(a)Tenant shall submit the Waterford I Improvement Plans to three or four South Carolina licensed and qualified general contractors for bids and then select a general contractor, which shall be reasonably acceptable to Landlord. Tenant may also pursue a Design-Build solution. The following terms and provisions shall apply with regard to Tenant’s general contractor and the qualifications of Tenant’s general contractor:
(i)The terms of any agreement to install the Waterford I Additional Improvements shall be governed by a separate construction contract signed by Tenant and Tenant’s general contractor, the construction contract shall be prepared using an applicable AIA contract form for such project, and the construction contract shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed. A true and complete copy of such construction contract (and all subsequent amendments thereto) shall be delivered by Tenant to Landlord promptly following the execution thereof. Tenant shall assign to Landlord, or provide that Landlord is a third-party beneficiary of, Tenant’s rights under the construction agreement described herein and any agreements with design professionals (including any architects, engineers, designers or otherwise).
(ii)Tenant shall not commence (or cause or permit to be commenced) the construction of the Waterford I Additional Improvements until all aspects of the Waterford I Improvement Plans have been approved in writing by

Exhibit 10.7
Landlord (such approval not to be unreasonably withheld, conditioned or delay). Throughout the entire period between the date on which Tenant’s general contractor commences construction of the Waterford I Improvements and date of completion of the Waterford I Improvements, Landlord shall maintain in force with respect to the Waterford I Improvements an all-risk builder’s risk insurance policy on a completed value basis in an amount equal to the full replacement cost of the Waterford I Improvements, which policy shall name Tenant and Tenant’s general contractor as additional insureds and have a deductible of no more than $50,000. The premium for such policy shall be paid directly by Landlord and included in the Total Project Cost (as defined in Section 6 of this Lease). In the event of a casualty, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be deemed Additional Rent hereunder and shall be due and payable by Tenant upon the later of: (i) within thirty (30) days of the date of the casualty, and (ii) with Tenant’s next installment of monthly Rent immediately following Landlord’s written request therefor. Tenant and its general contractor shall each maintain general liability insurance (in form and amounts reasonably satisfactory to Landlord) naming Landlord (and its lender, if applicable) as additional insured(s) on additional insured endorsement GC 2010-1185 (or its equivalent). In addition, Tenant shall cause Tenant’s general contractor to maintain workers’ compensation insurance and all other insurance coverages (if any) that are required by applicable law and shall promptly provide to Landlord reasonable documentary evidence of such additional insurance coverage(s). Each party shall deliver certificates of insurance to the other evidencing such policies, and such policies shall provide that no cancellation, surrender or material change will become effective unless each additional insured receives written notice at least 30 days in advance of the time at which such cancellation, surrender or material change becomes effective. All insurance required to be maintained pursuant to this Section must be maintained with insurers authorized to do business in the State of South Carolina and having an A.M. Best Rating of A- and VIII or higher. Prior to commencing any work, each named insured shall deliver to the additional insured(s) such certificates as may be reasonably requested to establish that the insurance coverage required by this Section is in effect from time to time and that the insurer(s) have agreed to give the other party at least 30 days’ notice prior to any cancellation of, or material modification to, the required coverage.
(iii)Tenant shall complete the Waterford I Additional Improvements free of all mechanic’s liens and any other liens, and Tenant shall defend, indemnify and hold Landlord harmless from and against any claims, actions, losses, costs, damages, expenses, liabilities and obligations whatsoever, including, without limitation, reasonable legal fees resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Waterford I Additional Improvements, (B) the foreclosure of any mechanic’s or

Exhibit 10.7
materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.
(b)The Waterford I Additional Improvements shall be diligently constructed and installed (i) using new materials of good quality and (ii) in a professional and good workmanlike manner, all in accordance with the approved Waterford I Improvement Plans and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining all required permits and approvals related to the Waterford I Additional Improvements, and Tenant shall not commence the Waterford I Additional Improvements until Tenant has received all applicable governmental approvals (necessary for such work to be commenced). Landlord and Landlord’s representatives shall be entitled to enter the Waterford I Premises at reasonable times during normal business hours upon reasonable advanced notice during the installation of the Waterford I Additional Improvements for the purpose of inspecting the same and confirming compliance by Tenant with the terms and provisions of this Lease.
3.Payment for Waterford I Additional Improvements.
(a)Waterford I TI Allowance. Landlord shall contribute a sum not to exceed $500,000.00 (the “Waterford I TI Allowance”) toward the reasonable, out-of-pocket “hard” and “soft” costs incurred by Tenant in performing the Waterford I Additional Improvements. Within fifteen (15) days following Landlord’s receipt from Tenant of a request for payment, together with all relevant invoices, a certification signed by an authorized representative of Tenant referenced in Section 4(b) of this Lease certifying that the Waterford I Additional Improvements work is complete and satisfactory to Tenant, and unconditional lien releases from all applicable contractors, Landlord shall pay each respective contractor requested by Landlord to be paid for Waterford I Additional Improvements up to the amount of the Waterford I TI Allowance.
(b)If the amount remaining of the Waterford I TI Allowance is less than the final cost of any Waterford I Additional Improvements, Tenant shall be responsible for any excess costs. Landlord’s obligation to provide the Waterford I TI Allowance shall expire on June 30, 2022.
(c)Waterford I Additional Improvement Funds. In addition to the Waterford I TI Allowance, Landlord agrees to provide Tenant up to $2,000,000 (the “Waterford I Additional Improvement Funds”) for use by Tenant to make additional improvements to the Waterford I Premises, all in accordance with the terms and subject to the conditions of the Lease. Any costs for Waterford I Additional Improvements in excess of the Waterford I TI Allowance shall be requested by Tenant of Landlord in the manner described in Section 3(a) of this Exhibit B. Following receipt of Tenant’s request and all required documentation, Landlord shall pay each respective contractor, and each such payment shall be deemed Waterford I Additional Improvement Funds. Each disbursement of Waterford I Additional Improvement Funds shall accrue interest at a rate of 8.0% per annum from the date of such disbursement. Landlord’s obligation to provide the Waterford I Additional Improvement Funds shall expire on June 30, 2022. On or before July 1, 2022, Landlord will calculate the aggregate Waterford I Additional

Exhibit 10.7
Improvement Funds advanced and the accrued interest thereon (the “Final Waterford I AIF Amount”), and commencing July 1, 2022, Tenant shall pay Waterford I AIF Additional Rent in accordance with Section 6(b) of this Lease.

Exhibit 10.7
EXHIBIT C-1
Preliminary waterford ii building plans

Exhibit 10.7
EXHIBIT C-2
FINAL WATERFORD II PLANS

Exhibit 10.7
EXHIBIT D
DEVELOPMENT BUDGET
Upon final determination of the Development Budget and the Total Project Costs for the Waterford II Premises, Landlord and Tenant will execute an amendment to this Lease setting forth the Development Budget on this Exhibit D and the Total Project Costs on Exhibit E.

Exhibit 10.7
EXHIBIT E
FORM OF TENANT ACKNOWLEDGMENT LETTER
3D Fields, LLC
c/o Fields-Realty, LLC
550 SE 5th Avenue, Apt. 304S
Boca Raton, Florida 33432
Attn: Steven Fields and Kim Fields

Re:    Acknowledgment Letter with respect to that certain Amended and Restated Lease Agreement (the “Lease”) dated February 25, 2021, by and between 3D Fields, LLC (“Landlord”) and 3D Systems Corporation (“Tenant”)

Ladies and Gentlemen:
This letter constitutes the Acknowledgement Letter required under Section 5(c) of the Lease. All capitalized terms used but not otherwise defined in this Acknowledgment Letter have the meanings assigned to them in the Lease.
Tenant accepts the condition of the Premises in accordance with the Lease, and Tenant hereby certifies to Landlord, as follows:
1.The Waterford II Commencement Date is         , 2022.
2.The total amount of the Total Project Costs is $_____________.
3.The initial annual Waterford II Base Rent is $______________.
4.The Lease is unmodified and in full force and effect and there are no outstanding notices of default to Tenant’s obligations or Landlord’s obligations under the Lease. To the best knowledge of Tenant, there is no default under the Lease and no event has occurred, which with the giving of notice or the passage of time, or both, will become such a default, or, if any, except as follows: (If none, so state)
5.Tenant has not assigned, pledged, hypothecated or otherwise transferred the Lease, except as follows: (If none, so state.)
6.As of the date hereof, Tenant currently has no known claim against Landlord for any right of offset, deferment, abatement, or default or right of counterclaim or defense to the payment of Base Rent or any other monies due under the Lease, except as follows: (If none, so state.)
7.There are currently no known disputes under or in connection with the Lease between Landlord and Tenant, except as follows: (If none, so state.)

Exhibit 10.7
EXECUTED as of the date first above written.

3D SYSTEMS CORPORATION
By:
Name:
Title:

AGREED AND ACCEPTED this
_____ day of _______________, 2022:

3D FIELDS, LLC,
a South Carolina limited liability company

By: Fields-Realty, LLC, its Manager

By:
    Kim Fields, Authorized Member

Exhibit 10.7
EXHIBIT F
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Exhibit 10.7
EXHIBIT G
FORM OF TENANT ESTOPPEL
LANDLORD:    _________________________________________
TENANT:    3 D Systems Corporation, a Delaware Corporation
LEASE:     Lease Agreement dated February 8, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated August 7, 2006 and effective June 15, 2006 (the “First Amendment”), Second Amendment to Lease Agreement dated October 6, 2006 (the “Second Amendment”), Third Amendment to Lease Agreement dated December 18, 2006 (the “Third Amendment”), Fourth Amendment to Lease Agreement dated February 26, 2007 (the “Fourth Amendment”), Fifth Amendment to Lease Agreement dated March 17, 2011 (the “Fifth Amendment”), as amended and restated by that certain Amended and Restated Lease Agreement dated February 25, 2021 (the “Amended and Restated Lease”), as amended and supplemented from time to time (collectively, the “Lease”)
PREMISES:    333 Three D Systems Circle, Rock Hill, South Carolina 29730

As of the date of this Estoppel Certificate, Tenant hereby certifies to __________________, a ___________ _____________________ (together with its successors and assigns) the following:

1.Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Lease.
2.The Lease is in full force and effect in accordance with its terms and constitutes the entire agreement with respect to the subject matter thereof.
3.The Initial Term for the Waterford I Premises commenced November 22, 2006 and the Waterford II Commencement Date is ___________, 202_. The current Term for both the Waterford I Premises and the Waterford II Premises shall expire _____________________. Tenant has the right to renew the Term for __ 5-year Renewal Terms.
4.The security deposit held by Landlord is: _______________.
5.No Base Rent has been paid more than thirty (30) days in advance. The monthly Base Rent currently paid by Tenant to Landlord is: _____________.
6.Landlord is not in default under the Lease nor does Tenant have any offsets, counterclaims or defenses against Landlord.
7.Tenant has no option to purchase nor right of first refusal with respect to the Premises.
8.Notwithstanding anything contained in this Estoppel Certificate to the contrary, Tenant expressly reserves all rights and remedies under the Lease, and nothing contained herein shall be construed as a waiver by the undersigned of any rights under the Lease which have not expired as of the date hereof.
Effective as of the __________ day of _______________, 20__.
                        3D SYSTEMS CORPORATION,
                        a Delaware corporation

By: ____________________
                        Name:
                                Title:

Exhibit 10.7
EXHIBIT H
TENANT incentives
(Fee In Lieu of Tax and Incentive Agreement)

54